Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO THIRD AMENDED, RESTATED AND CONSOLIDATED

REVOLVING CREDIT AND SECURITY AGREEMENT

This Fifth Amendment to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement (this “Amendment”) is made this 14th day of October, 2021 by and among GPM Investments, LLC, a Delaware limited liability company (“GPM”), GPM1, LLC, a Delaware limited liability company (“GPM1”), GPM2, LLC, a Delaware limited liability company (“GPM2”), GPM3, LLC, a Delaware limited liability company (“GPM3”), GPM4, LLC, a Delaware limited liability company (“GPM4”), GPM5, LLC, a Delaware limited liability company (“GPM5”), GPM6, LLC, a Delaware limited liability company (“GPM6”), GPM8, LLC, a Delaware limited liability company (“GPM8”), GPM9, LLC, a Delaware limited liability company (“GPM9”), GPM Southeast, LLC, a Delaware limited liability company (“GPM Southeast”), E CIG Licensing, LLC, a Delaware limited liability company (“E CIG”), GPM Midwest, LLC, a Delaware limited liability company (“GPM Midwest”), GPM Midwest 18, LLC, a Delaware limited liability company (“GPM Midwest 18, LLC”), GPM Apple, LLC, a Delaware limited liability company (“GPM Apple”), Florida Convenience Stores, LLC, a Delaware limited liability company (“Florida Convenience Stores”), GPM WOC Holdco, LLC, a Delaware limited liability company (“GPM WOC Holdco”), WOC Southeast Holding Corp., a Delaware corporation (“WOC Southeast”), Village Pantries Merger Sub, LLC, a Delaware limited liability company (“Village Pantries Merger”), Village Pantry Specialty Holding, LLC, a Delaware limited liability company (“Village Pantry Specialty”), Marsh Village Pantries, LLC, an Indiana limited liability company (“Marsh”), Village Pantry, LLC, an Indiana limited liability company (“Village Pantry”), Mundy Realty, LLC, an Indiana limited liability company (“Mundy”), ViVa Pantry & Petro Operations, LLC, a Delaware limited liability company (“ViVa”), Village Variety Store Operations, LLC, a Delaware limited liability company (“Village Variety”), Next Door Group, LLC, a Delaware limited liability company (“Next Door Group”), Pantry Property, LLC, an Indiana limited liability company (“Pantry Property”), Next Door RE Property, LLC, a Delaware limited liability company (“Next Door RE”), Next Door Operations, LLC, a Delaware limited liability company (“Next Door Operations”), Colonial Pantry Holdings, LLC, a Delaware limited liability company (“Colonial”), Admiral Petroleum Company, a Michigan corporation (“Admiral”), Admiral Petroleum II, LLC, a Delaware limited liability company (“Admiral II”), Admiral Real Estate I, LLC, a Delaware limited liability company (“Admiral Real Estate”), Mountain Empire Oil Company, a Tennessee corporation (“MEOC”), GPM Empire, LLC, a Delaware limited liability company (“GPM Empire”), GPM RE, LLC, a Delaware limited liability company (“GPM RE”), GPM Gas Mart Realty Co, LLC, a Delaware limited liability company (“GPM Gas Mart”, and together with GPM, GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, GPM WOC Holdco, WOC Southeast, Village Pantries Merger, Village Pantry Specialty, Marsh, Village Pantry, Mundy, ViVa, Village Variety, Next Door Group, Pantry Property, Next Door RE, Next Door Operations, Colonial, Admiral, Admiral II, Admiral Real Estate, MEOC, GPM Empire, GPM RE and each Person joined to the Loan Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers,” and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Loan Agreement (collectively, the “Lenders” and each individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On February 28, 2020, Borrowers, the Lenders and Agent entered into, inter alia, a certain Third Amended, Restated and Consolidated Revolving Credit and Security Agreement (as amended, restated, amended and restated or otherwise modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. Borrowers have requested, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to modify certain definitions, terms and conditions in the Loan Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Consent to 2021 Unsecured Notes Offering.

(a) Borrowers have informed Agent and Lenders that ARKO Corp., the ultimate parent of Borrowers, intends to offer (the “2021 Unsecured Offering”) to issue senior unsecured notes due 2029 (the “Unsecured Notes”) under an unsecured notes indenture, in an aggregate principal amount of $450,000,000, pursuant to an Offering Memorandum to be dated on or about October 12, 2021 (the “2021 Offering Memo”), which Unsecured Notes shall be guaranteed by Borrowers.

(b) Upon the Consent Effective Date (defined below) and in reliance upon Borrowers’ representations, warranties and covenants contained herein and subject to the terms and conditions of this Amendment, notwithstanding anything to the contrary contained in the Loan Agreement or any Other Document, Agent and Lenders consent to the 2021 Unsecured Offering, so long as the conditions set forth in Section 4 of this Amendment shall have been satisfied. Borrowers agree that this consent shall not be deemed (i) to be a consent to the breach by Borrowers of any covenants or agreements contained in the Loan Agreement with respect to any other transaction or matter or a consent to any waiver or modification of any other term or condition of the Loan Agreement or (ii) to prejudice any right or remedy that Agent or any Lender may now have or may in the future have under or in connection with the Loan Agreement other than with respect to the matter for which this consent has been provided. The consent described herein shall not alter, affect, release or prejudice in any way any of Borrowers’ obligations under

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the Loan Agreement (including, without limitation, the Obligations) which are ratified and confirmed. This Amendment shall not obligate Agent and/or any Lender to provide any further consent to any waiver or modification of any other term or condition of the Loan Agreement. This consent shall not be construed as a course of conduct on the part of Agent and Lenders upon which Borrowers may rely at any time in the future. Borrowers expressly waive any right to assert any claim to such effect at any time.

2. Security Grant. To secure the prompt payment and performance to Agent and each Lender of the Obligations: each Borrower reconfirms the prior assignment, pledge and grant pursuant to Article IV of the Loan Agreement of a continuing security interest in and Lien on all of such Borrower’s Collateral, whether now owned or existing or hereafter acquired or arising and wherever located, subject to the terms, provisions and limitations set forth in the Loan Agreement, including, without limitation, after the Amendment Effective Date (defined below), the amendment to the definition of Collateral as shown on Annex A attached hereto.

3. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and the Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which relate exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

(b) reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and the Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary entity action and that the officers executing this Amendment on its behalf were similarly authorized and empowered and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable against Borrowers, as applicable, in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

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4. Conditions Precedent/Consent Effectiveness Conditions. This Amendment, and the consent set forth above, shall be effective upon satisfaction of all the following conditions precedent (the “Consent Effective Date”), and all documents, instruments and information required to be delivered hereunder shall be in form and substance satisfactory to Agent and Agent’s counsel:

(a) Agent shall have received this Amendment, duly authorized, executed and delivered by Borrowers and Guarantors;

(b) Agent shall have received a copy of the final 2021 Offering Memo, in form and substance reasonably acceptable to Agent (the “Final 2021 Offering Memo”);

(c) Agent shall have received an updated executed incumbency certificate issued by Arko Convenience Stores, LLC, in form and substance reasonably satisfactory to Agent;

(d) since December 31, 2020, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(e) Agent shall have received such other documents as Agent or counsel to Agent may reasonably request.

5. Conditions Precedent/Amendment Effectiveness Conditions. Upon satisfaction of all the following conditions precedent (the “Amendment Effective Date”), and all documents, instruments and information required to be delivered hereunder shall be in form and substance satisfactory to Agent and Agent’s counsel, the Loan Agreement (excluding the Schedules and Exhibits thereto) shall be amended (without creating any novation of the Loan Agreement or the Obligations) as indicated on Annex A attached hereto, with text indicated as ~~strikeouts~~ representing text to be deleted from the Loan Agreement in each applicable provision of the Loan Agreement as shown on such Annex A, and with text indicated as bold and underlined representing text to be added to the Loan Agreement in each applicable provision of the Loan Agreement as shown on such Annex A:

(a) the Final 2021 Offering Memo shall not have been amended or modified in a manner materially adverse to the Agent or the Lenders;

(b) (i) Agent shall have received the fully executed material 2021 Note Purchase Documents (as defined in Annex A attached hereto), in form and substance substantially consistent with the terms of the Final 2021 Offering Memo, (ii) the transactions contemplated by the 2021 Note Purchase Documents shall have been consummated in accordance with the terms thereof and (iii) Agent shall have received evidence that ARKO Corp. shall have received proceeds under the 2021 Note Purchase Documents in the aggregate amount of $450,000,000 net of the placement agents’ discount and prior to payment of all fees and expenses associated therewith (it being understood that the conditions specified in the immediately preceding clause (ii) and in this clause (iii) shall be satisfied substantially concurrently with the effectiveness of the amendments to the Loan Agreement as shown on such Annex A as contemplated herein);

(c) Agent shall have received evidence that the Ares Term Loan Obligations (as defined in the Loan Agreement prior to the Amendment Effective Date) have been paid in full pursuant to a payoff letter in form and substance reasonably acceptable to the Agent, which payoff letter shall include the release of all of Ares Capital Corporation’s rights and interests under the Master Mortgagee Agreement and the Arko Master Mortgagee Agreement (it being understood that the payment in full of the Ares Term Loan Obligation shall be effected substantially concurrently with the effectiveness of the amendments to the Loan Agreement as shown on such Annex A as contemplated herein);

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(d)    since December 31, 2020, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(e)    Agent shall have received such other documents as Agent or counsel to Agent may reasonably request.

For the avoidance of doubt, if the conditions set forth in this Section 5 are not satisfied, (x) the Amendment Effective Date shall not have occurred, (y) the amendments set forth on Annex A hereto shall not become effective and (z) the Loan Agreement, as in effect on the date of this Amendment, shall remain in full force and effect without any amendment, restatement, or other modification thereto.

6.    Release of Pledge. Solely upon the occurrence of the Amendment Effective Date, Agent and Lenders hereby forever release and discharge each of Holdings, Arko and Haymaker from any and all of its obligations, liabilities and duties under that certain Second Amended, Restated and Consolidated Collateral Pledge Agreement dated as of December 21, 2020, made by each of Holdings, Arko and Haymaker in favor of Agent. For the avoidance of doubt, on and after the occurrence of the Amendment Effective Date, the Guaranty Agreement referred to in Section 10 below shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

7.    Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8.    Further Assurances. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

9.    Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

10.    Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on October 4, 2021, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $0.00 due on account of Revolving Advances and $7,986,383.00 on account of undrawn Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

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11.    Acknowledgment of Guarantors. By execution of this Amendment, each Guarantor hereby covenants and agrees that its Second Amended, Restated and Consolidated Guaranty and Suretyship Agreement, dated December 22, 2020 (the “Guaranty Agreement”), shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

12.    Miscellaneous.

(a)    Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)    Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)    Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania.

(e)    Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission (which shall bind the parties hereto), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

GPM INVESTMENTS, LLC
GPM1, LLC
GPM2, LLC
GPM3, LLC
GPM4, LLC
GPM5, LLC
GPM6, LLC
GPM8, LLC
GPM9, LLC
GPM SOUTHEAST, LLC
E CIG LICENSING, LLC

GPM MIDWEST, LLC

GPM MIDWEST 18, LLC

GPM APPLE, LLC

FLORIDA CONVENIENCE STORES, LLC

GPM WOC HOLDCO, LLC

WOC SOUTHEAST HOLDING CORP.

VILLAGE PANTRIES MERGER SUB, LLC

VILLAGE PANTRY SPECIALTY HOLDING, LLC

MARSH VILLAGE PANTRIES, LLC

VILLAGE PANTRY, LLC

MUNDY REALTY, LLC

VIVA PANTRY & PETRO OPERATIONS, LLC

VILLAGE VARIETY STORE OPERATIONS, LLC

NEXT DOOR GROUP, LLC

PANTRY PROPERTY, LLC

NEXT DOOR RE PROPERTY, LLC

NEXT DOOR OPERATIONS, LLC

COLONIAL PANTRY HOLDINGS, LLC

ADMIRAL PETROLEUM COMPANY

ADMIRAL PETROLEUM II, LLC

ADMIRAL REAL ESTATE I, LLC

MOUNTAIN EMPIRE OIL COMPANY

GPM EMPIRE, LLC

GPM RE, LLC

GPM GAS MART REALTY CO, LLC

	By:	/s/ Arie Kotler
	Name:	Arie Kotler
	Title:	Chief Executive Officer

By:	/s/ Donald P. Bassell
Name:	Donald P. Bassell
Title:	Chief Financial Officer

[SIGNATURE PAGE TO FIFTH AMENDMENT TO THIRD AMENDED, RESTATED AND CONSOLIDATED REVOLVING CREDIT AND SECURITY AGREEMENT]

ACKNOWLEDGED BY GUARANTORS:	ARKO CONVENIENCE STORES, LLC

	By:	/s/ Arie Kotler
	Name:	Arie Kotler
	Title:	Chief Executive Officer and Manager

	By:	/s/ Donald P. Bassell
	Name:	Donald P. Bassell
	Title:	Chief Financial Officer

GPM HOLDINGS, INC.

	By:	/s/ Arie Kotler
	Name:	Arie Kotler
	Title:	Chief Executive Officer

	By:	/s/ Donald P. Bassell
	Name:	Donald P. Bassell
	Title:	Chief Financial Officer

HAYMAKER ACQUISITION CORP II

	By:	/s/ Arie Kotler
	Name:	Arie Kotler
	Title:	Chief Executive Officer

	By:	/s/ Donald P. Bassell
	Name:	Donald P. Bassell
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO FIFTH AMENDMENT TO THIRD AMENDED, RESTATED AND CONSOLIDATED REVOLVING CREDIT AND SECURITY AGREEMENT]

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ James P. Sierakowski
	Name:	James P. Sierakowski
	Title:	Senior Vice President

[SIGNATURE PAGE TO FIFTH AMENDMENT TO THIRD AMENDED, RESTATED AND CONSOLIDATED REVOLVING CREDIT AND SECURITY AGREEMENT]

ANNEX A

(Amendments to Loan Agreement Effective Solely Upon the Occurrence of the Amendment Effective Date)

ANNEX A TO FIFTH AMENDMENT

THIRD AMENDED, RESTATED AND CONSOLIDATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

GPM INVESTMENTS, LLC

AND CERTAIN OF ITS SUBSIDIARIES

(AS BORROWERS)

February 28, 2020

as amended through ~~April 30, 2021~~the Amendment Effective Date (as defined in the Fifth Amendment)

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3.11.	Replacement of Lenders	96

IV. COLLATERAL: GENERAL TERMS		97

4.1.	Security Interest in the Collateral	97
4.2.	Perfection of Security Interest	97
4.3.	[Reserved]	97
4.4.	Preservation of Collateral	98
4.5.	Ownership of Collateral	98
4.6.	Defense of Agent’s and Lenders’ Interests	99
4.7.	Books and Records	99
4.8.	Financial Disclosure	99
4.9.	Compliance with Laws	100
4.10.	Inspection of Premises	100
4.11.	Insurance	100
4.12.	Failure to Pay Insurance	101
4.13.	Payment of Taxes	102
4.14.	Payment of Leasehold Obligations	102
4.15.	Receivables	102
4.16.	Inventory	105
4.17.	Maintenance of Equipment	105
4.18.	Exculpation of Liability	105
4.19.	Environmental Matters	106
4.20.	Financing Statements	107
4.21.	Appraisals	107
4.22.	[Reserved]	107
4.23.	Investment Property Collateral	107
4.24.	Provisions Regarding Certain Investment Property Collateral	108
4.25.	Intercreditor Agreement	108

V. REPRESENTATIONS AND WARRANTIES		109

5.1.	Authority	109
5.2.	Formation and Qualification	109
5.3.	Survival of Representations and Warranties	109
5.4.	Tax Returns	110
5.5.	Financial Statements	110
5.6.	Entity Names	111
5.7.	O.S.H.A	111
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	112
5.9.	Patents, Trademarks, Copyrights and Licenses	113
5.10.	Licenses and Permits	114
5.11.	Default of Indebtedness	114
5.12.	No Default	114
5.13.	No Burdensome Restrictions	114
5.14.	No Labor Disputes	114
5.15.	Margin Regulations	114
5.16.	Investment Company Act	115

5.17.	Disclosure	115
5.18.	Delivery of Certain Documents	115
5.19.	Swaps	115
5.20.	Conflicting Agreements	116
5.21.	Application of Certain Laws and Regulations	116
5.22.	Business and Property of Borrowers	116
5.23.	Ineligible Securities	116
5.24.	Reserved	116
5.25.	Reserved	116
5.26.	Federal Securities Laws	116
5.27.	Equity Interests	116
5.28.	Commercial Tort Claims	117
5.29.	Letter of Credit Rights	117
5.30.	Material Contracts	117
5.31.	Credit Card Arrangements	117
5.32.	Petroleum Practices Laws	117
5.33.	GPM7, LLC	117
5.34.	Reserved	117
5.35.	Worsley and Its Subsidiaries	117
5.36.	Certificate of Beneficial Ownership	117

VI. AFFIRMATIVE COVENANTS		118

6.1.	Payment of Fees	118
6.2.	Conduct of Business and Maintenance of Existence and Assets	118
6.3.	Violations	118
6.4.	Government Receivables	118
6.5.	Financial Covenant	118
6.6.	Execution of Supplemental Instruments	119
6.7.	Payment of Indebtedness and Leasehold Obligations	120
6.8.	Standards of Financial Statements	120
6.9.	Federal Securities Laws	120
6.10.	Certificate of Beneficial Ownership and Other Additional Information	120
6.11.	Keepwell	120
6.12.	Credit Enhancements	121
6.13.	Post-Closing Condition	121

VII. NEGATIVE COVENANTS		121

7.1.	Merger, Consolidation, Acquisition and Dispositions	121
7.2.	Creation of Liens	124
7.3.	Reserved	128
7.4.	Investments	128
7.5.	[Reserved]	131
7.6.	[Reserved]	131
7.7.	Restricted Payments, etc.	131
7.8.	Indebtedness	133
7.9.	Nature of Business	137
7.10.	Transactions with Affiliates	137

7.11.	[Reserved]	137
7.12.	Subsidiaries	137
7.13.	Fiscal Year and Accounting Changes	138
7.14.	Pledge of Credit	138
7.15.	Modification of Certain Agreements	138
7.16.	Compliance with ERISA	138
7.17.	~~Prepayment~~Payment of Junior Indebtedness	139
7.18.	Ares Term Loan	140
7.19.	M&T Loans	140
7.20.	Anti-Terrorism Laws	140
7.21.	Material Amendments	140
7.22.	Credit Card Arrangements	140
7.23.	Non-DACA Deposit Accounts	140
7.24.	Broyles Hospitality Restrictions	141
7.25.	Restrictive Agreements, etc.	141
7.26.	Hedges	142
7.27.	Sale and Lease-Back Transactions	142
7.28.	Real Property	142

VIII. CONDITIONS PRECEDENT		143

8.1.	Conditions to Initial Advances	143
8.2.	Conditions to Each Advance	146

IX. INFORMATION AS TO BORROWERS		146

9.1.	Disclosure of Material Matters	146
9.2.	Schedules	147
9.3.	Environmental Reports	147
9.4.	Litigation	147
9.5.	Material Occurrences	147
9.6.	Government Receivables	148
9.7.	Annual Financial Statements	148
9.8.	Quarterly Financial Statements	148
9.9.	Monthly Financial Statements	149
9.10.	Other Reports	149
9.11.	Additional Information	149
9.12.	Projected Operating Budget	149
9.13.	Variances From Operating Budget	150
9.14.	Notice of Suits, Adverse Events	150
9.15.	ERISA Notices and Requests	150
9.16.	Additional Documents	150
9.17.	Environmental Assessment Reports	151

X. EVENTS OF DEFAULT		151

10.1.	Nonpayment	151
10.2.	Breach of Representation	151
10.3.	Financial Information	151
10.4.	Judicial Actions	151

10.5.	Noncompliance	151
10.6.	Judgments	151
10.7.	Bankruptcy	152
10.8.	Inability to Pay	152
10.9.	Affiliate Bankruptcy	152
10.10.	Material Adverse Effect	152
10.11.	Lien Priority	152
10.12.	Reserved	152
10.13.	Cross Default	152
10.14.	Breach of Guaranty or Pledge Agreement	152
10.15.	Change of Ownership	152
10.16.	Invalidity	153
10.17.	Licenses	153
10.18.	Seizures	153
10.19.	Operations	153
10.20.	Pension Plans	153
10.21.	Breach of Supply Agreements	154
10.22.	Anti-Terrorism Laws	154
10.23.	Ares Term Loan	154
10.24.	M&T Loans	154
10.25.	Breach of MLP Supply Agreements	154
10.26.	Enforcement of the MLP Guaranties	154

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		154

11.1.	Rights and Remedies	154
11.2.	Agent’s Discretion	157
11.3.	Setoff	157
11.4.	Rights and Remedies not Exclusive	157
11.5.	Allocation of Payments After Event of Default	157

XII. WAIVERS AND JUDICIAL PROCEEDINGS		158

12.1.	Waiver of Notice	158
12.2.	Delay	159
12.3.	Jury Waiver	159

XIII. EFFECTIVE DATE AND TERMINATION		159

13.1.	Term	159
13.2.	Termination	159

XIV. REGARDING AGENT		160

14.1.	Appointment	160
14.2.	Nature of Duties	160
14.3.	Lack of Reliance on Agent and Resignation	161
14.4.	Certain Rights of Agent	161
14.5.	Reliance	162
14.6.	Notice of Default	162
14.7.	Indemnification	162

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14.8.	Agent in its Individual Capacity	162
14.9.	Delivery of Documents	163
14.10.	Borrowers’ Undertaking to Agent	163
14.11.	No Reliance on Agent’s Customer Identification Program	163
14.12.	Other Agreements	163

XV. BORROWING AGENCY		163

15.1.	Borrowing Agency Provisions	163
15.2.	Waiver of Subrogation	164

XVI. MISCELLANEOUS		164

16.1.	Governing Law	164
16.2.	Entire Understanding	165
16.3.	Successors and Assigns; Participations; New Lenders	168
16.4.	Application of Payments	170
16.5.	Indemnity and Release	170
16.6.	Notice	171
16.7.	Survival	173
16.8.	Severability	173
16.9.	Expenses	173
16.10.	Injunctive Relief	173
16.11.	Consequential Damages	173
16.12.	Captions	173
16.13.	Counterparts; Facsimile Signatures	173
16.14.	Construction	174
16.15.	Confidentiality; Sharing Information	174
16.16.	Publicity	174
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	174
16.18.	Anti-Terrorism Laws	175
16.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	175

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4	Swing Loan Note
Exhibit 2.25	Lender Joinder and Assumption Agreement
Exhibit 4.15(d)(ii)	Credit Card Notifications
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(h)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule A	Lender Commitments
Schedule 1.1	Pledged Subsidiary Stock
Schedule 1.2	Financing Statements
Schedule 1.6	Processor Agreements
Schedule 4.5	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.27	Equity Interests
Schedule 5.28	Commercial Tort Claims
Schedule 5.29	Letter of Credit Rights
Schedule 5.30	Material Contracts
Schedule 5.31	Credit Card Processors
Schedule 7.2	Permitted Encumbrances
Schedule 7.4	Investments
Schedule 7.8	Indebtedness
Schedule 7.10	Transactions with Affiliates
Schedule 7.23	Other Deposit Accounts
Schedule 7.28	Certain Real Property

THIRD AMENDED, RESTATED AND CONSOLIDATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of February 28, 2020 among GPM Investments, LLC, a Delaware limited liability company (“GPM”), GPM1, LLC, a Delaware limited liability company (“GPM1”), GPM2, LLC, a Delaware limited liability company (“GPM2”), GPM3, LLC, a Delaware limited liability company (“GPM3”), GPM4, LLC, a Delaware limited liability company (“GPM4”), GPM5, LLC, a Delaware limited liability company (“GPM5”), GPM6, LLC, a Delaware limited liability company (“GPM6”), GPM8, LLC, a Delaware limited liability company (“GPM8”), GPM9, LLC, a Delaware limited liability company (“GPM9”), GPM Southeast, LLC, a Delaware limited liability company (“GPM Southeast”), E CIG Licensing, LLC, a Delaware limited liability company (“E CIG”), GPM Midwest, LLC, a Delaware limited liability company (“GPM Midwest”), GPM Midwest 18, LLC, a Delaware limited liability company (“GPM Midwest 18, LLC”), GPM Apple, LLC, a Delaware limited liability company (“GPM Apple”), Florida Convenience Stores, LLC, a Delaware limited liability company (“Florida Convenience Stores”), GPM WOC Holdco, LLC, a Delaware limited liability company (“GPM WOC Holdco”), WOC Southeast Holding Corp., a Delaware corporation (“WOC Southeast”), Village Pantries Merger Sub, LLC, a Delaware limited liability company (“Village Pantries Merger”), Village Pantry Specialty Holding, LLC, a Delaware limited liability company (“Village Pantry Specialty”), Marsh Village Pantries, LLC, an Indiana limited liability company (“Marsh”), Village Pantry, LLC, an Indiana limited liability company (“Village Pantry”), Mundy Realty, LLC, an Indiana limited liability company (“Mundy”), ViVa Pantry & Petro Operations, LLC, a Delaware limited liability company (“ViVa”), Village Variety Store Operations, LLC, a Delaware limited liability company (“Village Variety”), Next Door Group, LLC, a Delaware limited liability company (“Next Door Group”), Pantry Property, LLC, an Indiana limited liability company (“Pantry Property”), Next Door RE Property, LLC, a Delaware limited liability company (“Next Door RE”), Next Door Operations, LLC, a Delaware limited liability company (“Next Door Operations”), Colonial Pantry Holdings, LLC, a Delaware limited liability company (“Colonial”), Admiral Petroleum Company, a Michigan corporation (“Admiral”), Admiral Petroleum II, LLC, a Delaware limited liability company (“Admiral II”), Admiral Real Estate I, LLC, a Delaware limited liability company (“Admiral Real Estate”), Mountain Empire Oil Company, a Tennessee corporation (“MEOC”), GPM Empire, LLC, a Delaware limited liability company (“GPM Empire”), GPM RE, LLC, a Delaware limited liability company (“GPM RE”), and GPM Gas Mart Realty Co, LLC, a Delaware limited liability company (“GPM Gas Mart”, and together with GPM, GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, GPM WOC Holdco, WOC Southeast, Village Pantries Merger, Village Pantry Specialty, Marsh, Village Pantry, Mundy, ViVa, Village Variety, Next Door Group, Pantry Property, Next Door RE, Next Door Operations, Colonial, Admiral, Admiral II, Admiral Real Estate, MEOC, GPM Empire, GPM RE and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers,” and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

WHEREAS, GPM, GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, Agent and Lenders entered into that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 6, 2013 (as amended, restated, amended and restated or otherwise modified from time to time, the “Existing GPM Credit Agreement,” together with all instruments, documents and agreements executed in connection therewith, the “Existing GPM Loan Documents”).

WHEREAS, GPM WOC Holdco, WOC Southeast, Village Pantries Merger, Village Pantry Specialty, Marsh, Village Pantry, Mundy, ViVa, Village Variety, Next Door Group, Pantry Property, Next Door RE, Next Door Operations, Colonial, Admiral, Admiral II, Admiral Real Estate, MEOC, certain other Subsidiaries of GPM WOC Holdco, Agent and Lenders entered into that certain Amended, Restated and Consolidated Revolving Credit, Term Loan and Security Agreement, dated as of April 4, 2017 (as amended, restated, amended and restated or otherwise modified from time to time, the “Existing WOC Credit Agreement,” together with all instruments, documents and agreements executed in connection therewith, the “Existing WOC Loan Documents”; the Existing GPM Credit Agreement and the Existing WOC Credit Agreement are collectively referred to as the “Existing Credit Agreement” and the Existing GPM Loan Documents and the Existing WOC Loan Documents are collectively referred to as the “Existing Loan Documents”).

WHEREAS, GPM Empire, GPM RE and GPM Gas Mart are joining this Agreement as a joint and several co-borrowers.

WHEREAS, Borrowers, Lenders and Agent desire to amend and restate the Existing Credit Agreement in its entirety pursuant to the terms and conditions hereof.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2018. If there occurs after the Closing Date any change in GAAP that materially affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of December 31, 2018, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2.	General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“2021 Note Purchase Agreement” shall mean the Purchase Agreement dated on or about October 14, 2021 by and among ARKO Corp., the Borrowers party thereto as guarantors, and the 2021 Notes Trustee.

“2021 Note Purchase Closing Date” shall mean the “Closing Date” as defined in the 2021 Note Purchase Agreement.

“2021 Note Purchase Documents” shall mean, collectively, the 2021 Note Purchase Agreement, the 2021 Notes, the 2021 Notes Indenture, and any and all of the other documents, agreements, and instruments evidencing the 2021 Note Purchase Obligations or otherwise executed in connection therewith, in each case, as amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“2021 Note Purchase Obligations” shall mean the Indebtedness owing by ARKO Corp. and the applicable Borrowers, as guarantors, to the 2021 Note Purchasers, pursuant to the 2021 Note Purchase Documents.

“2021 Note Purchasers” shall mean, collectively, the holders of the 2021 Notes.

“2021 Notes” shall mean those certain unsecured notes dated on or about the 2021 Note Purchase Closing Date issued by ARKO Corp. in the original principal amount of $450,000,000.

“2021 Notes Indenture” shall mean that certain Indenture dated on or about the 2021 Note Purchase Closing Date, between ARKO Corp., the Borrowers party thereto as guarantors and U.S. Bank National Association, as trustee (the “2021 Notes Trustee”), as amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms hereof.

“2021 Notes Trustee” has the meaning set forth in the definition of “2021 Notes Indenture”.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Additional Reporting Period” shall mean, any period commencing when (a) Undrawn Availability is less than fifteen percent (15%) of the Maximum Revolving Advance Amount for five (5) consecutive Business Days, (b) Undrawn Availability is less than ten percent (10%) of the Maximum Revolving Advance Amount at any time (the “One Day Additional Reporting Trigger”); provided, however, that, if the One Day Additional Reporting Trigger occurs on a Business Day immediately following a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey, then Undrawn

Availability shall be calculated on the next Business Day for purposes of determining compliance with this clause (b) or (c) an Event of Default has occurred and is continuing, and shall continue until (and shall no longer be effective following), with respect to clauses (a) and (b), Undrawn Availability exceeds 20% of the Maximum Revolving Advance Amount for thirty (30) consecutive Business Days, and with respect to clause (c), such time as such Event of Default has been waived in writing as required under this Agreement.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(vi) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Affected Lender” shall have the meaning giving to such term in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Aggregate Cap” shall mean (x) with respect to any four fiscal quarter period through and including the four fiscal quarter period ended after the consummation of the Empire Acquisition, 20% and (y) thereafter, 15%, in each case, of Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to any add-backs subject to the Aggregate Cap).

“Agreement” shall mean this Third Amended, Restated and Consolidated Revolving Credit and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, modified, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean (a) as of the Closing Date and through and including March 31, 2020, (i) an amount equal to 1.75% for Revolving Advances consisting of LIBOR Rate Loans, (ii) an amount equal to 1.50% for Letter of Credit Fees and (iii) an amount equal to 0.50% for (x) Revolving Advances consisting of Domestic Rate Loans and (y) Swing Loans and (b) effective as of April 1, 2020 and on the first day of each three (3) month period thereafter (each an “Applicable Margin Adjustment Date”), the Applicable Margin for Advances and for Letter of Credit Fees shall be adjusted, if necessary, to the applicable percentage per annum set forth in the pricing table below corresponding to the Quarterly Average Undrawn Availability ending on the last day of the most recently completed three (3) months prior to the Applicable Margin Adjustment Date:

Level	Quarterly Average Undrawn Availability	Applicable Margin for Revolving Advances which are LIBOR Rate Loans	Applicable Margin for (x) Revolving Advances which are Domestic Rate Loans and (y) Swing Loans	Applicable Margin for Letter of Credit Fees
1	Greater than or equal to 50% of the Maximum Revolving Advance Amount	1.25%	0%	1.00%
2	Less than 50% and greater than or equal to 25% of the Maximum Revolving Advance Amount	1.50%	0.25%	1.25%
3	Less than 25% of the Maximum Revolving Advance Amount	1.75%	0.50%	1.50%

Notwithstanding anything to the contrary set forth herein, (x) no downward adjustment in any Applicable Margin shall be made on any Applicable Margin Adjustment Date on which an Event of Default shall have occurred and be continuing and (y) immediately and automatically upon the occurrence of an Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement. Any increase in interest rates and/or Letter of Credit Fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or Letter of Credit Fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Sections 3.1 or Section 3.2 hereof.

~~“Ares Term Loan Agent” shall mean Ares Capital Corporation, in its capacity as administrative agent and collateral agent under the Ares Term Loan Documents.~~

~~“Ares Term Loan Agreement” shall mean that certain Credit Agreement, dated as of the Closing Date, by and among Ares Term Loan Agent, Ares Term Loan Lenders and the Borrowers, as amended, restated, amended and restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement.~~

~~“Ares Term Loan Documents” shall mean the other “Credit Documents” as defined in the Ares Term Loan Agreement, as amended, restated, amended and restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement.~~

~~“Ares Term Loan Lenders” shall mean the lenders from time to time party to the Ares Term Loan Agreement.~~

~~“Ares Term Loan Obligations” shall mean the Indebtedness of the Borrowers under the Ares Term Loan Documents.~~

“Arko” shall mean Arko Convenience Stores, LLC, a Delaware limited liability company, and its successors and assigns.

“Arko Advisory Agreement” shall mean that certain Advisory Services Agreement dated as of June 29, 2018, between Arko Holdings and GPM, as in effect on the Closing Date.

“Arko Holdings” shall mean ARKO Holdings, Ltd., an Israeli company, and its successors and assigns.

“ARKO Master Mortgagee Agreement” shall mean the Master Mortgagee Agreement dated on or about June 30, 2020, by and among Agent, in its capacity as agent for the Lenders, the lender under the ARKO Real Estate Facility, ~~and Ares Term Loan Agent,~~ as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).

“ARKO Real Estate Facility” shall have the meaning set forth in Section 7.8(y) hereof.

“ARKO Real Estate Facility Collateral” shall mean the Mortgage Collateral (as such term is defined in the ARKO Master Mortgagee Agreement.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, excluding Capitalized Leases relating to real estate.

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Authorized Officer” shall mean, with respect to any Person, any of the following officers or other senior staff members of such Person: Chief Executive Officer, President, Executive Vice President, General Counsel, Secretary, Chief Financial Officer, Vice President-Finance and/or Controller (a) with respect to whom Agent has completed all required “know your customer” regulatory compliance and background checks have been completed and the results thereof are satisfactory to Agent in its sole discretion and (b) whose incumbency has been certified to Agent.

“Available Amounts Basket” shall mean, on any date of determination, without duplication, an amount equal to (a) the sum of (i) (x) for fiscal year 2020, $10,000,000, and (y) for fiscal year 2021 and thereafter, the amount of Retained Excess Cash Flow (for the avoidance of doubt commencing with the Retained Excess Cash Flow for the year ending December 31, 2021) on such date, plus (ii) the aggregate amount of net cash proceeds received by the Borrowers (and contributed to the Borrowers) after the Closing Date (and prior to the date of such determination) pursuant to equity contributions or issuances in the form of Qualified Equity Interests of the Borrowers (or a direct or indirect parent entity thereof) (other than any such proceeds (A) received pursuant to a Cure Right ~~or a Cure Right (as defined in the Ares Term Loan Agreement)~~, (B) applied to repay ~~the Ares Term Loan Obligations or any other~~any Indebtedness or (C) received in connection with the Class F Equity Issuance) to the extent such proceeds have not been previously utilized in accordance with the terms of this Agreement, plus (iii) the aggregate amount of (x) all cash dividends and other cash distributions received by the Borrowers or any Subsidiary from any Investments made pursuant to Section 7.4(l) and (y) without duplication of amounts included in the preceding clause (x), net disposition proceeds received by the Borrowers or any Subsidiary from the Disposition of any Investments made pursuant to Section 7.4(l) that are not required to be applied to prepay the Obligations pursuant to Section 2.21 hereof ~~or the Term Loan Obligations (or, in each case, any portion thereof) pursuant to Section 5.02(a)(iii) of the Ares Term Loan Agreement (other than any Excluded Foreign Prepayment Proceeds (as defined in the Ares Term Loan Agreement))~~ (in each case under this clause (iii), in an amount not to exceed the amount of the subject Investment made utilizing the Available Amounts Basket) after the Closing Date through and including such date of determination to the extent such proceeds have not been previously utilized in accordance with the terms of this Agreement; minus (b) the aggregate amount, as of such date, of the Available Amounts Basket previously utilized for Permitted Acquisitions, Investments, voluntary prepayments or repurchases of Junior Indebtedness and Restricted Payments.

“Average Cost” shall mean average cost net of certain vendor rebates and credits utilizing the first-in-first-out basis.

“Average Undrawn Availability” shall mean an amount equal to (a) the sum of Borrowers’ Undrawn Availability for the prior thirty (30) days, divided by (b) thirty (30).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 44 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the Bail-In Legislation Schedule.

“Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Bailees” shall mean, collectively, each Person who owns or operates a Bailee Location from time to time.

“Bailee Locations” shall mean, collectively, each location where any Consigned Inventory is stored or maintained by a Person on such Person’s premises from time to time.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefited Lender” shall have the meaning set forth in Section 2.20(d) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“Borrowing Agent” shall mean GPM.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by an Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof, as of the date of such certificate.

“BP” shall mean BP Products North America, Inc.

“Broyles Hospitality” shall mean Broyles Hospitality, LLC, a Tennessee limited liability company.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including assets acquired through capital leases, which, in accordance with GAAP, would be classified on the balance sheet as property, plant and equipment.

“Capitalized Lease Obligation” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, prior to the implementation of ASC 842 on January 1, 2019.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as finance leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP; provided, further, that for purposes of representations, covenants, definitions (including any term defined under GAAP) and calculations made pursuant to the terms of this Agreement or with respect to any other provisions herein, GAAP will be deemed to treat operating leases and finance leases in a manner consistent with their treatment under GAAP prior to the implementation of ASC 842 on January 1, 2019, notwithstanding any modifications or interpretive changes thereto that occurred or may occur after such date and provided, further, that all financial statements required to be delivered hereunder shall be proposed in accordance with GAAP as in effect from time to time.

“Cash Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(vi) hereof.

“Cash Dominion Period” shall mean, any period commencing when (a) Undrawn Availability is less than fifteen percent (15%) of the Maximum Revolving Advance Amount for five (5) consecutive Business Days, (b) Undrawn Availability is less than ten percent (10%) of the Maximum Revolving Advance Amount at any time (the “One Day Cash Dominion Trigger”); provided, however, that, if the One Day Cash Dominion Trigger occurs on a Business Day immediately following a legal holiday on which commercial banks are authorized or required by

Law to be closed for business in East Brunswick, New Jersey, then Undrawn Availability shall be calculated on the next Business Day for purposes of determining compliance with this clause (b) or (c) an Event of Default has occurred and is continuing, and shall continue until (and shall no longer be effective following), with respect to clauses (a) and (b), Undrawn Availability exceeds 20% of the Maximum Revolving Advance Amount for thirty (30) consecutive Business Days, and with respect to clause (c), such time as such Event of Default has been waived in writing as required under this Agreement.

“Cash Equivalents” shall mean:

(a) any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b) commercial paper maturing not more than one year from the date of issue and issued by (i) a corporation (other than an Affiliate of any Borrower) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A-1 (or the then equivalent grade) or higher by S&P or P-1 (or the then equivalent grade) or higher by Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers’ acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) or the District of Columbia (or is the principal banking subsidiary of a bank holding company organized under the laws of the United States (or any state thereof) or the District of Columbia) which has, at the time of acquisition thereof, (A) a credit rating of A-2 (or the then equivalent grade) or higher from Moody’s or A (or the then equivalent grade) or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;

(d) any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(e) investments in money market funds investing primarily in assets described in clauses (a) through (d) of this definition;

(f) demand deposit accounts or securities accounts holding cash; and

(g) other short-term investments in investments of a type analogous to the foregoing utilized by foreign Subsidiaries.

“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Borrower owing to any of Agent, any Lender or any Affiliate of Agent or any Lender shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent, any Lender or any Affiliate of Agent or any Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts and interstate depository network services.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Ownership” shall mean:

(1) until the consummation of the Haymaker Transactions, (a) the Permitted Holders shall cease to Control (or shall not hold economic interests representing the ability to Control), directly or indirectly ARKO Holdings, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding the Permitted Holders) shall have acquired beneficial ownership or control of more than 35% of the outstanding voting or economic Equity Interests of ARKO Holdings, (c) Arko Holdings shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of Arko, (d) 51% or more of the Equity Interests of GPM are no longer owned or controlled, directly or indirectly by Arko, (e) 100% or more of the Equity Interests of GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM7, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, GPM Empire, GPM RE, GPM Gas Mart and GPM WOC Holdco are no longer owned or controlled by GPM, (f) 100% of the Equity Interests of WOC Southeast, Admiral and MEOC are no longer owned or controlled by GPM WOC Holdco or another Borrower, (g) 100% of the Equity Interests of Village Pantries Merger are no longer controlled by WOC Southeast, (h) 100% of the Equity Interests of Colonial and Village Pantry Specialty are no longer controlled by Village Pantries Merger or another Borrower, (i) 100% of the Equity Interests of Marsh are no longer controlled by Village Pantry Specialty or another Borrower, (j) 100% of the Equity Interests of Village Pantry and Mundy are no longer controlled by Marsh or another Borrower, (k) 100% of the Equity Interests of ViVa, Village Variety, Next Door Group and Pantry Property are no longer controlled by Village Pantry or another Borrower, (l) 100% of the Equity Interests of Next Door RE and Next Door Operations are no longer controlled by Next Door Group or another Borrower, (m) 100% of the Equity Interests of Admiral II and Admiral Real Estate are no longer owned or controlled by Admiral and (n) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein, and

(2) upon and at all times after the consummation of the Haymaker Transactions, (a) if during any twelve (12) consecutive month period, a majority of the members of the board of directors of GPM cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board by the members of GPM was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board by the members of GPM was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any Permitted Holder) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of ARKO Corp., (c) Arko Corp. shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of GPM, (d) 100% of the Equity Interests of GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM7, GPM8, GPM9, GPM Southeast, E CIG, GPM Midwest, GPM Midwest 18, GPM Apple, Florida Convenience Stores, GPM Empire, GPM RE, GPM Gas Mart and GPM WOC Holdco are no longer owned or controlled by GPM, (e) 100% of the Equity Interests of WOC Southeast, Admiral and MEOC are no longer owned or controlled by GPM WOC Holdco or another Borrower, (f) 100% of the Equity Interests of Village Pantries Merger are no longer controlled by WOC Southeast, (g) 100% of the Equity Interests of Colonial and Village Pantry Specialty are no longer controlled by Village Pantries Merger or another Borrower, (h) 100% of the Equity Interests of Marsh are no longer controlled by Village Pantry Specialty or another Borrower, (i) 100% of the Equity Interests of Village Pantry and Mundy are no longer controlled by Marsh or another Borrower, (j) 100% of the Equity Interests of ViVa, Village Variety, Next

Door Group and Pantry Property are no longer controlled by Village Pantry or another Borrower, (k) 100% of the Equity Interests of Next Door RE and Next Door Operations are no longer controlled by Next Door Group or another Borrower, (l) 100% of the Equity Interests of Admiral II and Admiral Real Estate are no longer owned or controlled by Admiral and (m) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Class F Equity Issuance” shall mean the issuance and sale to a certain investor (or its affiliates) of the Class F Units and certain related warrants (as defined in and pursuant to that certain Purchase Agreement, dated as of the date hereof by and among GPM and the investors party thereto) in an aggregate amount not to exceed $20,000,000.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Leverage Ratio” shall ~~have the meaning given to such term in the Ares Term Loan Agreement, as in effect on the Closing Date.~~mean [the Total Leverage Ratio on the 2021 Note Purchase Closing Date after giving effect to the transactions contemplated under the 2021 Note Purchase Documents].

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a) all Receivables (including Credit Card Receivables) and all supporting obligations relating thereto;

(b) all ~~Equipment and fixtures~~Inventory;

(c) all ~~General Intangibles~~chattel paper;

(d) all deposit accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution and all monies, securities, instruments and other investments deposited or required to be deposited in any of the foregoing;

(e) to the extent evidencing or governing any of the items referred to in the preceding clauses (a) through (d), all payment intangibles, letters of credit (whether or not the respective letter of credit is evidenced by a writing), letter-of-credit rights, instruments and documents;

(f) all guaranties, contracts of suretyship, letters of credit, letter-of-credit rights, security and other credit enhancements (including repurchase agreements) and other supporting obligations evidencing or relating to or provided in connection with the property described in clauses (a) through (e) of this definition;

(g) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records, in each case to the extent related to the property described in clauses (a) through (f) of this definition;

~~(d) all Inventory;~~

~~(e) all securities, Investment Property, and financial assets;~~

~~(f) all Subsidiary Stock (including, without limitation, the Pledged Subsidiary Stock);~~

~~(g) all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located; (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;~~

(h) all ~~of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this paragraph; and~~claims under policies of business interruption insurance and proceeds of business interruption insurance, in each case to the extent reasonably relating to any of the foregoing, including the collection of any of the foregoing or claims with respect to any of the foregoing, including, without limitation, any claims of setoff or recoupment; and

~~(i) all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.~~

(i) all cash and noncash proceeds of the property described in clauses (a) through and including (h) of this definition, including insurance proceeds, in whatever form.

Notwithstanding the foregoing, Collateral shall not include the Excluded Collateral. Additionally, if and for so long as the grant of such security interest in any of the foregoing shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any agreements concerning any of the foregoing property (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity), such property shall be deemed Excluded Collateral; provided, however, that, upon the termination or lapse of any such provision, the applicable Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Secured Party a security interest in and Lien upon all of such Borrower’s right, title and interest in such property and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash proceeds (including without limitation any going concern proceeds derived or generated from or related to such property) of such agreement.

“Collection Account” shall have the meaning given to such term in Section 4.15(h) hereof.

“Commitment Percentage” shall mean the Revolving Commitment Percentage.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by an Authorized Officer of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) to best of such officer’s knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.2, 7.4, 7.7, 7.8 and 7.10; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws, or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

“Consents” shall mean (a) all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents and the ~~Ares Term Loan~~2021 Note Purchase Documents, including any Consents required under all applicable federal, state or other Applicable Law, and (b) with respect to any Permitted Acquisition, those filings and licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, to be obtained for the execution, delivery or performance of the acquisition agreement related thereto and material to the operations of the Borrowers’ business.

“Consigned Disclaimer” shall mean an agreement disclaiming any interest in the Inventory of Borrowers stored at a Bailee Location from each secured party of record holding a Lien on Inventory of the applicable Bailee, with respect to any Bailee Location where Inventory was delivered to such Bailee prior to such secured party’s receipt of the Consigned Notice and the filing of the Consigned UCC Filing, which agreement shall be in form and substance satisfactory to Agent.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consigned Notice” a notification to each secured party of record of the applicable Bailee holding a Lien on Inventory of the applicable Bailee of Borrowers’ and Agent’s interest in such Inventory, in form and substance satisfactory to Agent, together with certified UCC search results from the jurisdiction of formation of each such Bailee.

“Consigned UCC Filing” shall mean the filing of a UCC-1 financing statement by Borrowers against the applicable Bailee, in form and substance satisfactory to Agent.

“Consignment Access Agreement” shall mean, collectively, those certain access agreements (in form and substance satisfactory to Agent) between Agent and the Bailees, which agreements shall include a waiver of any Lien such Bailee may ever have with respect to the Collateral.

“Consolidated EBITDA” shall mean net income of Borrowers on a Consolidated Basis (without duplication), plus (in each case, solely to the extent deducted in arriving at net income):

(i) Consolidated Interest Expense for such period;

(ii) federal, state and local income tax expense (including Tax Distributions), taxes on profit or capital (including without limitation, state franchise and similar taxes), and foreign franchise tax, withholding tax and like income tax paid or accrued by the Borrowers and their Subsidiaries for such period;

(iii) depreciation and amortization expenses for such period;

(iv) fees, expenses and other charges related to the Empire Acquisition in an aggregate principal amount not to exceed $10,000,000;

(v) fees, expenses and other charges related to Permitted Acquisitions (other than the Empire Acquisition), investments or Dispositions to the extent permitted under the Other Documents (including those undertaken but not completed and those for which a purchase agreement was not signed), provided that the amounts set forth in this clause (v) shall not exceed the greater of (x) $10,000,000 or (y) 5% of the purchase price for all Permitted Acquisitions, in each case, in the aggregate for the applicable Test Period; provided, further, (A) that the amounts set forth in this clause (v) in respect of such Permitted Acquisitions, investments or Dispositions for which a purchase agreement has not been signed shall not exceed $2,000,000 in the aggregate for the applicable Test Period and (B) the dollar caps in this clause (v) shall not include purchases that occurred prior to the Closing Date;

(vi) any losses, charges or expenses that are extraordinary, unusual or non-recurring (including losses on sale of assets or businesses outside the ordinary course of business and relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards)), provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(vii) any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation); provided that if any such non-cash expenses, losses, charges or impairments represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;

(viii) non-recurring cash expenses for restructuring charges or expenses, integration expenses, accruals, reserves and business optimization expenses (including store opening and closing costs); provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(ix) net unrealized losses on Interest Rate Hedges; and

(x) (A) net cost savings and operating expense reductions actually implemented by the Borrowers or any Subsidiary of a Borrower or related to the Transactions or a Permitted Acquisition, which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, and (B) synergies projected to be realized as a result of actions taken which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, so long as (A) and (B) are reasonably identifiable and factually supportable as certified by a responsible officer of the Borrowers; provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap; minus:

(xi) unusual, extraordinary or non-recurring gains;

(xii) all non-cash items increasing net income of Borrowers on a Consolidated Basis in such period except for non-cash items that amortize for cash or equipment in a prior period; and

(xiii) net unrealized gains on Interest Rate Hedges.

Notwithstanding the foregoing or anything herein to the contrary, (x) for the purpose of calculating Consolidated EBITDA for any Test Period, if during such Test Period Borrowers or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any acquired entity, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period, (y) for purposes of calculating Consolidated EBITDA with respect to any Subsidiary other than the MLP that is not a wholly-owned Subsidiary, such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in such Subsidiary or (ii) not available for distribution to or for the account of a Borrower or its Subsidiary that is a wholly-owned Subsidiary, and (z) solely for purposes of calculating the portion of Consolidated EBITDA with respect to the MLP, (A) the amount of any general partner distributions projected to be payable to or accrued for the benefit of the wholly-owned general partner of the MLP (provided that if such distributions are not payable to such general partner, they shall be payable to another wholly-owned Subsidiary of the Borrowers) in the applicable fiscal quarter and the three immediately succeeding fiscal quarters shall be included and (B) any Second Tier Distributions (as such term is defined in the Third Amended and Restated Agreement of Limited Partnership of the MLP) in an aggregate amount not to exceed $7,000,000 projected to payable to or accrued for the benefit of a Borrower (provided that if such distributions are not payable to a Borrower, they shall be payable to another wholly-owned Subsidiary of a Borrower) in the fiscal quarter in which the Empire Acquisition is consummated and in the three immediately succeeding fiscal quarters, to the extent not paid prior to the Closing Date, shall be included and (C) such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in the MLP or (ii) not available for distribution to or for the account of a Borrower or its wholly-owned Subsidiary; provided, that (A) to the extent any amount added back pursuant to clause (z)(A) above shall not have been received by the general partner of the MLP (or such other wholly-owned Subsidiary, as applicable) by January 31, 2021, there shall be a reduction in Consolidated EBITDA in the immediately succeeding Test Period in an amount equal to the difference between the amount so added back and the amount actually received by such general partner or wholly-owned Subsidiary and (B) to the extent any amount added back pursuant to clause (z)(B) above shall not have been received by such Borrower (or such other wholly-owned Subsidiary, as applicable) within 12 months of the consummation of the Empire Acquisition, there shall be a reduction in Consolidated EBITDA in the immediately succeeding Test Period in an amount equal to the difference between the amount so added back and the amount actually received by such Borrower or wholly-owned Subsidiary.

“Consolidated Interest Expense” shall mean, for any specified period, for Borrowers on a Consolidated Basis, the sum of: (a) all interest, premium payments, debt discount, fees, charges and related expenses (including exchange rate differences) in respect of Indebtedness for borrowed money (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), in each case, to the extent treated as interest in accordance with GAAP, plus (b) commissions, discounts and other fees and charges owed by Borrowers or any of their Subsidiaries in respect of letters of credit securing financial obligations and bankers’ acceptance financings, plus (c) the net amount payable (or minus the net amount receivable) in respect of Interest Rate Hedges relating to interest during such period but excluding unrealized gains and losses with respect to any such Interest Rate Hedges.

“Consolidated Total Debt” shall mean, at any date, (a) the sum of (without duplication) all Indebtedness (other than letters of credit, bank guarantees or surety bonds (to the extent undrawn) and Insurance Notes) consisting of Indebtedness for borrowed money of the Borrowers on a Consolidated Basis, minus (b) the lesser of (x) the aggregate principal amount of Indebtedness then outstanding in respect of equipment capital leases and equipment loans and (y) $20,000,000, minus (c) up to the amount of any Indebtedness included in clause (a) in respect of the PNC-MLP Credit Agreement, the fair market value of the Collateral (as defined in the PNC-MLP Credit Agreement), minus (d) the lesser of (x) unrestricted cash and Cash Equivalents on hand of the Borrowers and their Subsidiaries and (y) $75,000,000; provided that, notwithstanding the foregoing or anything herein to the contrary, Consolidated Total Debt shall exclude the pro rata portion of Indebtedness attributable to minority interests in the MLP or any other Subsidiary that is not a wholly-owned Subsidiary.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (x) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or (y) if such Contingent Liability is secured by a Lien on any assets of such Person, the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliates” shall mean, with respect to any Person, Affiliates of such Person who are directly or indirectly, under the Control of, or controlling, such Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Entity” shall mean each Borrower, each Borrower’s Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations.

“Credit Card Notifications” shall have the meaning set forth in Section 4.15(d)(ii) hereof.

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, Mastercard and American Express and such other issuers approved by the Agent in its sole discretion) to a Borrower resulting from charges by a Customer of a Borrower on credit or debit cards issued by such issuer in connection with the sale of goods by a Borrower in the Ordinary Course of Business.

“Cure Amount” shall have the meaning set forth in Section 6.5(b).

“Cure Deadline” shall have the meaning set forth in Section 6.5(b).

“Cure Proceeds” shall have the meaning set forth in Section 6.5(b).

“Cure Right” shall have the meaning set forth in Section 6.5(b).

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Daily Cash Amounts” shall mean cash of Borrowers (i) stored in the cash registers or in the store safes from time to time in the Ordinary Course of Business; provided such cash shall not exceed at any one time an amount equal to the aggregate of $3,000 per location, (ii) stored in the ATM machines in the Ordinary Course of Business and (iii) in-transit from either (A) one location of a Borrower to another location of a Borrower in the Ordinary Course of Business or (B) from a location of a Borrower to a depository institution for purposes of depositing such cash into a Blocked Account.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder, plus (b) accrued but unpaid interest on account of LIBOR Rate Loans hereunder, plus (c) all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth herein and with respect to any Advances hereunder (other than the float charges set forth in Section 2.6(b) of this Agreement), plus (d) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (e) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including, without limitation, any payments under the Supplier Notes, unless a third party is providing funds to offset amounts paid under the applicable Supplier Note and excluding, for the avoidance of doubt, principal payments on the Revolving Advances), plus (f) all cash actually expended by any Borrower to make interest payments and scheduled principal payments on the ~~Ares Term Loan Obligations, plus (g) payments for all fees, commissions and charges with respect to the Ares Term Loan~~2021 Note Purchase Obligations, provided, however, that (x) non-cash amortization (which does not include any payment made by virtue of any set-off) of the Supplier Notes and (y) cash payments towards satisfaction of the Insurance Notes shall not constitute Debt Payments.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to the Agent, the Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrowers or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; (e) has failed at any time to comply with the provisions of Section 2.20(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders; or (f) has become the subject of a Bail-In Action.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger, consolidation, division, liquidation, or distribution) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Receivables and Equity Interests of Subsidiaries) to any other Person in a single transaction or series of transactions and shall also include the allocation of any assets to any series of such Person.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days following the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date which is 91 days following the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower, and otherwise it shall be the Effective Date of this Agreement and/or such Other Documents to which such Borrower is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Credit Card Receivables” shall mean and include with respect to Borrowers, each Credit Card Receivable of Borrowers arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Credit Card Receivable, based on such considerations as Agent may from time to time deem appropriate. A Credit Card Receivable shall not be deemed eligible unless such Credit Card Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Credit Card Receivable shall be an Eligible Credit Card Receivable if:

(a) such Credit Card Receivable is outstanding for more than ten (10) Business Days from the date of sale; provided, however any Credit Card Receivable which is owed by Fuelman shall not be an Eligible Credit Card Receivable if such Credit Card Receivable is outstanding more than eighteen (18) Business Days from the date of sale;

(b) the applicable Borrower does not have good, valid and marketable title, free and clear of any Lien (other than a Permitted Encumbrance) with respect to such Credit Card Receivables;

(c) such Credit Card Receivable is not subject to a first priority security interest in favor of the Agent (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d) such Credit Card Receivable is in dispute, is with recourse to the applicable Borrower, or subject to a claim, counterclaim, offset or chargeback (to the extent of such claim, counterclaim, offset or chargeback);

(e) such Credit Card Receivable is subject to a repurchase obligation by Borrowers in favor of the credit card processor;

(f) such Credit Card Receivable is due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) such Credit Card Receivable is not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h) such Credit Card Receivable does not conform to all representations, warranties or other provisions in this Agreement or the Other Documents relating to Credit Card Receivables;

(i) such Credit Card Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent;

(j) the processor of such Credit Card Receivable is not obligated to remit the proceeds of such Credit Card Receivable to a Blocked Account; or

(k) Agent has determined in its sole discretion that such Credit Card Receivable is uncertain of collection.

Based upon the results of the field examination conducted by Agent prior to the Closing Date, Agent acknowledges that the Credit Card Receivables owed by any of the issuers (i) of an in-house fleet card, (ii) of a third party fleet card processed by a processor other than by a major oil company processor, (iii) of a Subway credit card, or (iv) pursuant to the agreements specified on Schedule 1.6 hereto, that are not otherwise ineligible due to any of the conditions set forth above shall be considered Eligible Credit Card Receivables.

“Eligible Empire Dealer Receivables” shall mean and include each Empire Dealer Receivable (other than Credit Card Receivables) arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Empire Dealer Receivable, based on such considerations as Agent may from time to time deem appropriate. An Empire Dealer Receivable shall not be deemed eligible unless such Empire Dealer Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Empire Dealer Receivable shall be an Eligible Empire Dealer Receivable if:

(a) it arises out of a sale made to an Affiliate of Borrowers or to a Person controlled by an Affiliate of Borrowers;

(b) it is due or unpaid more than fourteen (14) days after the original invoice date;

(c) twenty-five percent (25%) or more of the Empire Dealer Receivables from such Customer are not deemed Eligible Empire Dealer Receivables hereunder (other than pursuant to clause (p) below). Such percentage may, in Agent’s sole discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in Section 4.15 of this Agreement with respect to such Empire Dealer Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its sole Permitted Discretion, that collection of such Empire Dealer Receivable is insecure or that such Empire Dealer Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Empire Dealer Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Empire Dealer Receivable have not been delivered to and accepted by the Customer or the Empire Dealer Receivable otherwise does not represent a final sale;

(k) the Empire Dealer Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Empire Dealer Receivable exceeds such limit;

(l) the Empire Dealer Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Empire Dealer Receivable is contingent in any respect or for any reason;

(m) Borrowers have made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Empire Dealer Receivable is not payable to GPM Empire, LLC;

(p) with respect to an Empire Dealer Receivable arising from the sale of branded Fuel Inventory, to the extent it exceeds seventy percent (70%) of the face value of such Empire Dealer Receivable, provided such percentage may, in Agent’s sole discretion, be increased or decreased from time to time; or

(q) such Empire Dealer Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligible Fuel Inventory” shall mean and include Inventory which constitutes Eligible Inventory with respect to Borrowers, except for the fact that it is Fuel Inventory, valued at Average Cost, and which Agent, in its Permitted Discretion, shall not deem ineligible Fuel Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Fuel Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).

“Eligible Inventory” shall mean and include Inventory, excluding work in process, with respect to Borrowers, valued on Borrowers’ perpetual inventory based on Average Cost, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). Inventory shall not be Eligible Inventory if it:

(a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(b) except as permitted below, is in-transit;

(c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement;

(d) constitutes Consigned Inventory, unless, however, with respect to consignments only, such Borrower can establish with respect to an item of Inventory that: (1) a Consigned Notice has been given by such Borrower to any secured parties of such consignee having a security interest in Inventory of the consignee prior to delivery of such item of Inventory to such consignee, (2) a Consigned UCC Filing has been filed by such Borrower against such consignee prior to such delivery of such item of Inventory to the consignee, (3) Agent has received a fully executed

Consignment Access Agreement from the Bailee of the Bailee Location where such Consigned Inventory is held and (4) a Consigned Disclaimer, if applicable, has been executed by any secured parties of such consignee having a security interest in Inventory of the consignee; provided, however, notwithstanding that such Inventory would otherwise be Eligible Inventory hereunder, such Inventory shall be deemed to not be Eligible Inventory if the regular reporting with respect to such Inventory provided by such third Person to the applicable Borrower and the Agent is not acceptable to the Agent in its Permitted Discretion;

(e) is the subject of an Intellectual Property Claim;

(f) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement;

(g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or Agent has accepted a rent Reserve in lieu thereof;

(h) constitutes Fuel Inventory;

(i) constitutes cigarettes for which any applicable local, state or federal tax stamp is not included on such product;

(j) consists of prepared food or Inventory related to the making of any prepared foods in connection with the operation of a Subway, Taco Bell or other similar food franchise; or

(k) with respect to Inventory located in Michigan, consists of alcohol or lottery tickets.

Eligible Inventory shall include all Eligible Inventory (other than the fact that it is in-transit) consisting of e-cigarettes in-transit for which title has passed to a Borrower, which is insured to the full value thereof and for which Agent shall have in its possession (a) all negotiable bills of lading properly endorsed and (b) all non-negotiable bills of lading issued in Agent’s name.

“Eligible Receivables” shall mean and include with respect to Borrowers, each Receivable (other than Credit Card Receivables and Empire Dealer Receivables) of Borrowers arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by the applicable Borrower to an Affiliate of Borrowers or to a Person controlled by an Affiliate of Borrowers;

(b) it is due or unpaid more than ten (10) days after the original invoice date;

(c) twenty-five percent (25%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s sole discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in Section 4.15 of this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its sole Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrowers and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) a Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligible Vendor Receivable” shall mean and include with respect to Borrowers, each Receivable of a Borrower related to a tobacco rebate (also known as buydowns), other tobacco products rebate (also known as buydowns), or tobacco loyalty receivable payable to a Borrower from vendors arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Vendor Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable related to a tobacco rebate (also known as buydowns), other tobacco products rebate (also known as buydowns), or tobacco loyalty receivable payable to a Borrower from a vendor shall not be deemed eligible unless (i) such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), (ii) such Receivable is evidenced by an invoice or other documentary evidence satisfactory to Agent and (iii) Agent has performed a field examination with respect to the Eligible Vendor Receivables generally, and the results of such field examination are satisfactory to Agent in its Permitted Discretion. In addition, no Receivable shall be an Eligible Vendor Receivable if:

(a) it arises out of a sale made by a Borrower to an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower;

(b) it is due or unpaid for more than two billing periods (or sixty (60) days);

(c) twenty-five percent (25%) or more of the Receivables from such vendor are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s sole discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in Section 4.15 of this Agreement with respect to such Receivable has been breached;

(e) the vendor shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) Agent believes, in its sole Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the vendor’s financial inability to pay;

(g) the vendor is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(h) the Receivables of the vendor exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(i) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim), the vendor is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(j) a Borrower has made any agreement with any vendor for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(k) such Receivable is not payable to the applicable Borrower; or

(l) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Empire” shall mean Empire Petroleum Partners, LLC.

“Empire Acquisition” shall mean the acquisition of substantially all of the assets of Empire pursuant to the Empire Acquisition Agreement.

“Empire Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated December 17, 2019 (together with the exhibits and disclosure schedules thereto) among GPM Southeast, OpCo and Empire.

“Empire Dealer Receivables” shall mean and include all of the Receivables owing to GPM Empire, LLC arising out of or in connection with the sale of Fuel Inventory by GPM Empire, LLC to Customers that constitute fuel dealers.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Consultant” shall mean Crawford Environmental Services or such successor consultant which prepares Borrowers’ environmental accrual report and is approved by the Agent in its reasonable discretion.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” shall mean collectively, (a) all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, all funds received in connection with the payment of utility bills or similar arrangements, and all lottery tickets and other lottery products (on-line sales), money orders, money transfers, and loading reloadable prepaid debit or gift cards, including without limitation any and all deposit accounts established to hold to such trust funds for the benefit of Western Union, MoneyGram, Interactive Communications International, Inc. (d/b/a Incomm), PaySpot, Inc., d/b/a epay North America or NetSpend Corporation in connection with supplying the referenced money products, and all proceeds of any of the foregoing, (b) the Taco Bell Franchise Agreement and any franchise agreement with 7-Eleven, if and for so long as the grant of such security interest in such agreement shall constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreements (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity); provided, however, that, upon the termination or lapse of any such provision, such Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Agent a security interest in and Lien upon all of such Borrower’s right, title and interest in and to the Taco Bell Franchise Agreement, any franchise agreement with 7-Eleven, and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any

Borrower in any cash or non-cash Proceeds (including without limitation any going concern proceeds derived or generated from or related to such property) of such agreement, (c) the Postal Agreement, if and for so long as the grant of such security interest in such agreement shall constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity); provided, however, that, upon the termination or lapse of any such provision, such Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Agent a security interest in and Lien upon all of such Borrower’s right, title and interest in and to the Postal Agreement and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash Proceeds (including without limitation any going concern proceeds derived or generated from or related to such property) of such agreement, (d) the Krystal Franchise Agreement, if and for so long as the grant of such security interest in such agreement shall constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreements (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity); provided, however, that, upon the termination or lapse of any such provision, such Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Agent a security interest in and Lien upon all of such Borrower’s right, title and interest in and to the Krystal Franchise Agreement and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash Proceeds (including without limitation any going concern proceeds derived or generated from or related to such Property) of such agreement, (e) any Equity Interests of the MLP or GPM Petroleum GP, LLC, (f) ~~the Mortgage Collateral (as such term is defined in the Master Mortgagee Agreement), the Other~~any real estate ~~Priority Collateral securing the Real Estate Facility and the ARKO Real Estate Facility Collateral~~, (g) the Equity Interests of Broyles Hospitality, (h) [reserved], (i) the UST Systems, Operating Equipment and Non-movable Fixtures (as such terms are defined in the Unitary Net Lease Agreement between GPM Southeast and GTY-GPM/EZ Leasing, LLC dated as of April 17, 2018 or in any other lease with Getty Realty or any Affiliate of Getty Realty, if and for so long as the grant of such security interest in such property shall constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity); provided, however, that, upon the termination or lapse of any such provision, such Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Agent a security interest in and Lien upon all of such Borrower’s right, title and interest in and to such property and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash Proceeds (including without limitation any going concern proceeds derived or generated from or related to such property) of such agreement and (j) Credit Card Receivables of Borrowers arising from car wash sales from no more than 15 locations at any time that are subject to a credit card processor agreement that prohibits the grant of a security interest in such Credit Card Receivables.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding the foregoing or any other provision of this Agreement or any Other Document to the contrary, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Borrower, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Borrower shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Borrower, and (ii) the particular Borrower with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender, Participant, Issuer, Swing Loan Lender or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, or in which it is otherwise treated for tax purposes as doing business, or in which its principal office is located or, in the case of any Lender, Participant, Issuer or Swing Loan Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Sections 3.10(e) (f), or (g) (whether or not such Payee was legally entitled to deliver such documentation), except to the extent that such Foreign Lender or Participant (or its permitted assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in FATCA.

“Existing Indebtedness” shall have the meaning set forth in Section 2.24 hereof.

“Existing Letters of Credit” shall mean, collectively, (i) that certain Irrevocable Standby Letter of Credit (reference # 18123857-00-000) issued by PNC on June 2, 2015, to GPM for the benefit of National Union Fire Insurance Co. of Pittsburgh, PA., et al. in the amount of $1,139,981.00, (ii) that certain Irrevocable Standby Letter of Credit (reference # 18123595-00-000) issued by PNC on April 9, 2015, to GPM for the benefit of Hartford Fire Insurance in the amount of $4,837,500.00 and (iii) that certain Irrevocable Standby Letter of Credit (reference # 18127591-00-000) issued by PNC on April 13, 2017, to GPM for the benefit of Liberty Mutual Insurance Company in the amount of $630,000.00.

“Existing Shareholder Term Loan Agreements” shall mean the Indebtedness represented by the following promissory notes: (a) the Secured Promissory Note, dated June 1, 2015, made by GPM WOC Holdco in favor of ARKO Holdings, in the original principal amount of $10,000,000.00, as amended, (b) the Secured Promissory Note, dated June 1, 2015, made by GPM WOC Holdco in favor of Holdings, successor in interest to GPM Holdings, Inc., in the original principal amount of $10,000,000.00, as amended, (c) the Secured Promissory Note, dated November 10, 2016, made by GPM in favor of ARKO Holdings, in the original principal amount not to exceed 144,065,042 New Israel Shekels, (d) the Secured Promissory Note, dated March 30, 2017, made by GPM in favor of ARKO Holdings, in the original principal amount not to exceed 108,750,000 New Israel Shekels, (e) the Secured Promissory Note, dated March 29, 2018, made by GPM Southeast in favor of ARKO Holdings, in the original principal amount not to exceed 197,500,000 New Israel Shekels and (f) the Secured Promissory Note, dated June 19, 2018, made by GPM RE in favor of ARKO Holdings, in the original principal amount not to exceed 51,085,000 New Israel Shekels.

“Exxon” shall mean Exxon Mobil Oil Corporation.

“FATCA” shall mean Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such matter as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letter” shall mean, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated or replaced): (a) the Amended, Restated and Consolidated Fee Letter dated as of the Closing Date among Borrowers and PNC and (b) the Second Amendment Fee letter.

“Fifth Amendment” shall mean that certain Fifth Amendment to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of the Fifth Amendment Effective Date, by and among the Borrowers, the Guarantors, the Lenders and Agent.

“Fifth Amendment Effective Date” shall mean October 14, 2021.

“Financial Covenant or Financial Reporting Event of Default” shall mean any Event of Default arising under Section 10.5(a) hereof (solely with respect to a breach under Section 6.5 hereof or a failure to comply with Sections 9.7, 9.8, or 9.9, hereof) ~~or Section 11.01(c) of the Ares Term Loan Agreement (solely as a result of a breach of Section 10.12 of the Ares Term Loan Agreement)~~.

“Financial Statement Projections” shall have the meaning specified in Section 5.5(b) hereof.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including Tax Distributions) and dividends made during such period to a party that is not a Borrower, minus cash taxes paid during such period, plus cash tax refunds received during such period, to (b) all Debt Payments made during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Borrowers and their Subsidiaries owing to the provider of a Foreign Currency Hedge. For purposes of this Agreement and all of the Other Documents, all Foreign Currency Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all of the Other Documents, be “Obligations” of such Person and of each other Borrower, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower that is organized under the Applicable Laws of any jurisdiction other than the United States, any state thereof, or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Fourth Amendment Date” shall mean April 30, 2021.

“Fuel Inventory” shall mean and include Inventory of Borrowers, or any of them, consisting of gasoline, kerosene, diesel, other motor fuels and fuel oils.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17 hereof.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“GPMI Operating Agreement” shall mean that certain Sixth Amendment and Restatement of the Limited Liability Company Operating Agreement of GPM Investments, LLC, dated as of the Closing Date, as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Grace Period” shall have the meaning set forth in Section 6.5(a).

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such

Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include (x) endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness) or (y) Excluded Hedge Liabilities. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” shall mean:

(1) until the consummation of the Haymaker Transactions, Harvest Investor, Arko, Haymaker or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons, and

(2) upon and at all times after the Haymaker Transactions, Holdings, Arko, Haymaker or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

~~“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.~~

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Harvest Investor” shall mean GPM HP SCF Investor, LLC, a Delaware limited liability company, and its successors and assigns.

“Haymaker” shall mean Haymaker Acquisition Corp. II, a Delaware corporation, and its successors and assigns.

“Haymaker Transactions” shall have the meaning giving to such term in paragraph B of the Background section of the Third Amendment.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean, collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Holdings” shall mean:

(1) until the consummation of the Haymaker Transactions, GPM Member LLC, a Delaware limited liability company, and its successors and assigns, and

(2) upon and at all times after the Haymaker Transactions, GPM Holdings, Inc., a Delaware corporation, and its successors and assigns.

“Increasing Lender” shall have the meaning set forth in Section 2.25(a) hereof.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance GAAP:

(a) all indebtedness of such Person for borrowed money and purchase money indebtedness, and all other indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), of bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedge Liabilities of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than earn-outs and ordinary course trade payables);

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) all Guarantee Obligations of such Person in respect of any of the foregoing; and

(i) any earn-out or deferred purchase price adjustment obligation (including seller notes) with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, only when such obligation shall become earned and due (and remains unpaid);

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, (iv) preferred Equity Interests to the extent not constituting Disqualified Equity Interests, (v) trade accounts payable and other accrued expenses, in each case, incurred in the ordinary course of business other than trade accounts payable in an aggregate amount in excess of $5,000,000 that are more than sixty (60) days past due, (vi) any earn-out or deferred purchase price adjustment obligation with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, until such obligation shall become earned and due and not promptly paid or (vii) deferred compensation payable to directors, officers or employees of any Borrower or any Subsidiary of a Borrower.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or equivalent entity) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any net Hedge Liabilities on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes, including, for the avoidance of doubt, Other Taxes.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insurance Notes” means those certain Premium Finance Agreements executed by a Borrower, each evidencing the obligation of the Borrower to repay financed insurance premiums in connection with the insurance procured by Borrowers in the ordinary course of Borrowers’ business.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or rights under a license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, executed and delivered by each Borrower, each of their respective Subsidiaries from time to time party thereto, and the Agent, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance reasonably satisfactory to the Agent.

~~“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, by and between Agent and Ares Term Loan Agent, and acknowledged by the Borrowers, as amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the express terms thereof.~~

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in respect of obligations of any other Person; and (c) any Equity Interests or other investment held by such Person in any other Person.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Junior Indebtedness” shall mean (a) Indebtedness for borrowed money which is (~~a~~i) unsecured or (~~b~~ii ) Subordinated Indebtedness or secured only by Collateral on a junior lien basis to the liens securing the Obligations and which is subject to a subordination agreement with terms that are reasonably acceptable to Agent and (ii) the 2021 Note Purchase Obligations.

“Krystal Franchise Agreement” shall mean that certain Krystal Restaurant Franchise Agreement dated on or about March 8, 2016 by and between The Krystal Company and GPM Apple with respect to the operation of a Krystal franchise at 102 Stone Trace Dr., Mt. Sterling, KY 40353 [LEXF07].

~~“Latest Maturity Date” shall have the meaning given to such term in the Ares Term Loan Agreement, as in effect on the Closing Date.~~

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (a) is documented in a standard International Swap Dealer Association Agreement, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.

“Letter of Credit Application” shall have the meaning set forth in Section 2.10(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof

“Letter of Credit Sublimit” shall mean $40,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9 hereof.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8(b), a comparable replacement rate determined in accordance with Section 3.8(b)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property pursuant to a License Agreement in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Limited Condition Acquisition” shall mean any acquisition or investment permitted hereunder by any Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“M&T Equipment Debt” shall mean the Indebtedness owing to M&T Bank, subject to the provisions of Section 7.8(d) herein below, and specifically including the Indebtedness evidenced by the following: (a) the Term Note dated August 21, 2020 made by GPM Southeast for the benefit of M&T Bank in the original principal amount of $3,000,000, and (b) any other notes and agreements in favor of M&T Bank evidencing Indebtedness incurred in connection with the acquisition of any fixtures, equipment and other personal property acquired after the Fourth Amendment Date; and mortgages, security documents, guarantees, and ancillary documents associated therewith, and any Permitted Refinancing thereof, in each case, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“M&T Loan Documents” shall mean any and all of the loan documents, agreements, and instruments evidencing or securing the M&T Real Estate Debt, M&T Equipment Debt or otherwise executed in connection therewith, in each case, as amended, restated, amended and restated or otherwise modified in accordance with the terms hereof and the Master Mortgagee Agreement.

“M&T Priority Collateral” shall mean (a) the Real Property, fixtures, equipment and other personal property securing the M&T Real Estate Debt and/or the M&T Equipment Debt as of the Fourth Amendment Date and any Real Property, fixtures, equipment and other personal property (for the avoidance of doubt, other than the M&T Specified Equipment Boot Collateral) acquired with the proceeds of, and securing, the M&T Real Estate Debt and/or the M&T Equipment Debt after the Fourth Amendment Date; provided, however, that the aggregate value of the M&T Priority Collateral added after the Fourth Amendment Date (other than the M&T Specified Equipment Boot Collateral) shall not exceed one hundred forty-two and nine-tenths percent (142.9%) of the M&T Real Estate Debt and the M&T Equipment Debt as of the date the Lien in such M&T Priority Collateral is granted to M&T Bank and (b) the M&T Specified Equipment Boot Collateral.

“M&T Real Estate Debt” shall mean the Indebtedness owing to M&T Bank, subject to the provisions of Section 7.8(u) herein below, and specifically including the Indebtedness evidenced by the following: (a) the Amended and Restated Consolidated Term Note dated December 21, 2016 made by GPM, GPM Southeast, GPM1, GPM2, GPM3, GPM4, GPM5, GPM6, GPM8 and GPM 9 for the benefit of M&T Bank in the original principal amount of $26,000,000, (b) the Construction-to-Permanent Loan Note dated December 21, 2016 made by GPM for the benefit of M&T Bank in the original principal amount of $1,400,000, (c) the Construction-to-Permanent Loan Note dated December 21, 2016 made by GPM for the benefit of M&T Bank in the original principal amount of $300,000, (d) the Amended and Restated Term Note dated January 7, 2020 made by GPM for the benefit of M&T Bank in the original principal amount of $625,000, (e) the Amended and Restated Term Note dated April 27, 2020 made by GPM RE for the benefit of M&T Bank in the original principal amount of $1,537,500, and (f) any other notes and agreements in favor of M&T Bank evidencing Indebtedness incurred in connection with the acquisition of any Real Property acquired after the Fourth Amendment Date; and mortgages, security documents, guarantees, and ancillary documents associated therewith, and any Permitted Refinancing thereof, in each case, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“M&T Specified Equipment Boot Collateral” shall mean (a) Store #4650 located at 2303 Hess Avenue, Saginaw, MI 48601; (b) Store #4655 located at 5120 Corunna Road, Flint, MI 48532; (c) Store # 4662 located at 2500 Airport Road, Jackson, MI 49202; (d) Store #4670 located at 1059 E. Huron Avenue, Bad Axe, MI 48413; (e) Store #4681 located at 1312 Michigan Avenue E, Battle Creek, MI 49014; (f) Store #4684 located at 8060 North 32nd Street, Richland, MI 49083; (g) Store #4689 located at 790 North Broadway Street, Union City, MI 49094.

“Master Mortgagee Agreement” shall mean the Amended and Restated Master Mortgagee Agreement dated as of the Closing Date between Agent, in its capacity as agent for the Lenders, and M&T Bank, ~~and Ares Term Loan Agent,~~ as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Marathon” shall mean Marathon Petroleum Company, LLC.

“Master Reaffirmation Agreement” shall mean that certain Master Reaffirmation Agreement dated as of the Closing Date by and among Borrowers and Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of, taken as a whole, the operations, assets, business, properties or prospects of any Borrower, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of Borrowers, or any of them, which are material to any Borrower’s business or which, the failure to comply with, could reasonably be expected to result in a Material Adverse Effect, including, without limitation, the Supply Agreements and the Supplier Notes.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $140,000,000.

“Maximum Swing Loan Advance Amount” shall mean $0.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“MLP” shall mean GPM Petroleum LP, a Delaware limited partnership.

“MLP Guaranties” shall mean, collectively, the PNC-MLP Guaranty and the MLP Supplier Guaranty.

“MLP Supplier Guaranty” shall mean those certain guaranty agreements made by GPM in favor of the suppliers of fuel, suppliers of transportation and certain jurisdictions providing for deferred taxes.

“MLP Supply Agreements” shall mean the wholesale fuel supply agreements pursuant to which the OpCo supplies fuel to all of the convenience stores operated by, or supplied with fuel from, GPM and the other Borrowers which operate convenience stores or sell fuel to dealers.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Motiva” shall mean Motiva Enterprises LLC.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which contributions are required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Lender” shall have the meaning set forth in Section 2.25(a) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean, collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, any Lender, Swing Loan Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortuous, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement, instrument or document (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges and any Cash Management Products and Services), in any such case to the extent advanced to or owing by any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor under, arising under or out of and/or related to (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent, Issuer or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OpCo” shall mean GPM Petroleum, LLC, a Delaware limited liability company.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business conducted on the Closing Date, as it may, subject to Section 5.22, change from time to time.

“Other Deposit Accounts” shall have the meaning set forth in Section 7.23 hereof.

“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any Cash Management Products and Services, the ~~Intercreditor Agreement, the~~ Credit Card Notifications, the Master Reaffirmation Agreement, the Uncertificated Securities Control Agreement, the Intercompany Subordination Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Real Estate Priority Collateral” means the (a) Real Property, fixtures, equipment and related personal property acquired with the proceeds of, and securing, a Real Estate Facility or (b) the ARKO Real Estate Facility Collateral.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder and in the Swing Loans made by Swing Loan Lender hereunder.

“Payee” shall have the meaning set forth in Section 3.10 hereof.

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, the indefeasible payment and satisfaction in full in cash of all of the Obligations (other than contingent indemnification liabilities for which a claim has not been made) in cash or in other immediately available funds; provided that (a) in the case of any Obligations with respect to outstanding Letters of Credit, in lieu of the payment in full in cash, the delivery of cash collateral or a backstop letter of credit in form and substance reasonably satisfactory to the applicable Issuer in an amount equal to 105% of the Maximum Undrawn Amount of all outstanding Letters of Credit shall constitute payment in full of such Obligations and (b) in the case of any Obligations with respect to Cash Management Products and Services and any Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof shall constitute payment in full of such Obligations. Notwithstanding the foregoing, in the event that, after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained or to which contributions are required by any member of the Controlled Group for employees of any member of the Controlled Group; or (b) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Acquisitions” shall mean:

(a) the Empire Acquisition; provided, however, that no assets acquired in the Empire Acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in each case, in form and substance acceptable to Agent;

(b) any acquisition that has the closing purchase price funded solely by the MLP (except up to $2,000,000 of the purchase price plus the amount of inventory acquired, funded and to be retained by a Borrower for sale in the ordinary course of business); or

(c) any other acquisition that meets the following conditions:

(i) at least ten (10) Business Days prior to the date on which any such purchase or acquisition is to be consummated, the Borrowers shall deliver to Agent, on behalf of the Lenders, (i) a description of the proposed acquisition, (ii) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared), (iii) to the extent available, a quality of earnings report and (iv) such additional information regarding the target of the proposed acquisition as reasonably requested by Agent.

(ii) such Person and its Subsidiaries shall be required to become Borrowers hereunder and under the other applicable Other Documents pursuant to one or more joinder agreements in form reasonably satisfactory to the Agent and otherwise comply with its obligations under Section 7.12 hereof within the timeframes set forth therein; provided, that this clause (ii) shall not apply with respect to Persons (or their assets) and their respective Subsidiaries that are not required to become Borrowers (or assets with respect to which the Agent does not receive a security interest) pursuant to Section 7.12 hereof; provided, further, that the total consideration paid during the term of this Agreement in respect of all Permitted Acquisitions with respect to which the acquisition target does not become a Borrower, as set forth in Section 7.12 hereof, or the purchased assets are not required to become Collateral, as set forth in Section 7.12 hereof, shall not exceed an amount equal to $5,000,000 (provided that any cash and Cash Equivalents in foreign bank accounts of Foreign Subsidiaries shall not be subject to such cap);

(iii) immediately before and immediately after giving effect to any such purchase and any Indebtedness incurred or assumed in connection therewith on a Pro Forma Basis, no Event of Default shall have occurred and be continuing; provided that in connection with a Limited Condition Acquisition, compliance with this clause (iii) shall be required on the date of signing such Limited Condition Acquisition and shall require that no Specified Event of Default shall have occurred and be continuing immediately before and after giving effect to such Permitted Acquisition and any Indebtedness assumed or incurred in connection therewith;

(iv) the acquisition of such Person and its Subsidiaries would not cause the Borrowers to breach the covenant contained in Section 7.9 hereof;

(v) such acquisition is not a hostile or contested acquisition;

(vi) either (A) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty five percent (25%) of the Maximum Revolving Advance Amount or (B) (I) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than fifteen percent (15%) of the Maximum Revolving Advance Amount and (II) the Borrowers shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a compliance certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrowers on a Consolidated Basis, would be not less than 1:10 to 1.00, measured as of the most recent Test Period; and

(vii) no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in form and substance acceptable to Agent; provided, however, that in the case of any Permitted Acquisition where the acquired convenience store assets do not exceed ten percent (10%) of the Formula Amount (before including the acquired assets in the Formula Amount), such convenience store assets may be included in the Formula Amount prior to Agent receiving a field examination or appraisal for such assets to the extent such assets otherwise satisfy the applicable eligibility criteria; provided, further, however, that the aggregate amount of all such acquired convenience store assets included in the Formula Amount prior to the completion of a field examination and appraisal of such assets shall not exceed fifteen (15%) of the Formula Amount at any time.

For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (vii) above, and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Distribution” has the meaning set forth in Section 7.7(b) hereof.

“Permitted Encumbrances” shall have the meaning set forth in Section 7.2 hereof.

“Permitted Holders” shall mean:

(1) until the consummation of the Haymaker Transactions, any of (a) Arie Kotler and/or Morris Willner, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e), and

(2) upon and at all times after the Haymaker Transactions, any of (a) Arie Kotler, Morris Willner and/or Davidson Kempner Management L.P. and its Controlled Investment Affiliates, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e).

“Permitted Refinancing” shall mean a refinancing, replacement, renewal, restatement, extension or exchange of Indebtedness that:

(a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness (including any unfunded commitments) being refinanced, replaced, renewed, restated, extended or exchanged, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b) has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; provided that this clause (b) shall not apply to a refinancing of purchase money Indebtedness and Capitalized Lease Obligations; provided further that if such purchase money Indebtedness or Capitalized Lease Obligations has a maturity date (measured as of the date immediately before such refinancing) after the ~~Latest~~ maturity date of this Agreement, the maturity date after such refinancing shall not be shortened to a date before the maturity date of ~~the Latest Maturity Date~~this Agreement;

(~~j~~c) is not entered into as part of a sale leaseback transaction;

(~~k~~d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged;

(~~l~~e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged, except that any Borrower may be an obligor thereof if otherwise permitted by this Agreement;

(~~m~~f) is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; and

(~~n~~g) is otherwise on terms no less favorable to the Borrowers and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petroleum Practices Laws” means the Petroleum Marketing Practices Act (15 USC §2801 et seq.) and all other applicable federal laws, and applicable laws of the states in which Borrower owns or leases any Real Property, as the same may be amended from time to time.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute.

~~“Pledge Agreement” shall mean:~~

~~(1) until the consummation of the Haymaker Transactions, collectively, (a) the Amended, Restated and Consolidated Collateral Pledge Agreement executed by each of Holdings, Arko and Harvest Investor in favor of Agent dated as of the Closing Date and (b) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations, and~~

~~(2) upon and at all times after the consummation of the Haymaker Transactions, collectively, (a) the Second Amended, Restated and Consolidated Collateral Pledge Agreement executed by each of Holdings, Arko and Haymaker in favor of Agent dated as of the Third Amendment Closing Date and (b) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations, in each case, as amended, restated, amended and restated or otherwise modified from time to time.~~

~~“Pledged Subsidiary Stock” shall mean the Subsidiary Stock of the Borrowers pledged to Agent, for the benefit of the Lenders, pursuant to Section 4.1 hereof and listed on Schedule 1.1 hereto.~~

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PNC-MLP Credit Agreement” shall mean that certain Term Loan and Security Agreement dated as of January 12, 2016 by and between the MLP and PNC, as agent and lender, as amended, restated, amended and restated or otherwise modified from time to time.

“PNC-MLP Guaranty” shall mean that certain Guaranty and Suretyship Agreement dated as of January 12, 2016 made by GPM in favor of PNC, as agent and lender.

“Postal Agreement” shall mean that certain Business Proposal—Contract Postal Unit Contract No. 2DCPAC-17-B-0035 between GPM Southeast and the United States Postal Service.

“Primary Suppliers” shall mean, collectively, Valero, BP, Exxon, Marathon, Shell, Motiva and Core-Mark and each individually referred to as a “Primary Supplier.”

“Profits Interest Agreement” shall mean the Amended and Restated Partner Profits Participation Agreement among KMG Realty, LLC and the members of GPM dated December 2019.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Basis” shall mean, with respect to any period, the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis as if such event or events had been consummated and incurred at the beginning of the applicable period for any applicable financial covenant, performance or similar test. In making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the applicable period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, as reasonably and in good faith calculated by the Borrower as set forth in a certificate of a financial officer of the Borrower. Notwithstanding the foregoing or anything herein to the contrary, Pro Forma Basis shall exclude the pro rata portion of Indebtedness and Consolidated Interest Expense that are attributable to minority interests in the MLP or any other Subsidiary that is not a wholly-owned Subsidiary.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (a) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate negotiation, and where appropriate, as determined by Agent in its Permitted Discretion, proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” shall mean the issuance by the Borrower of its Qualified Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or a transaction pursuant to which the Borrower merges with or into a direct or indirect subsidiary of, or effects a share exchange with an issuer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (including, without limitation, a transaction with a special purpose acquisition company), following which, holders of the Qualified Equity Interests of the Borrower prior to such transaction receive as consideration therefor equity securities of such issuer and such issuer becomes a borrower hereunder.

“Quarterly Average Undrawn Availability” shall mean an amount equal to (a) the sum of Borrowers’ Undrawn Availability for the prior ninety (90) days, divided by (b) ninety (90).

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the real property owned, leased or operated by any Borrower on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Notice” shall have the meaning given to such term in Section 3.11 hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty-one percent (51%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) and (y) outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of the Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans and (y) (i) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit multiplied by (ii) the Revolving Commitments of all Lenders as most recently in effect excluding any Defaulting Lender; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities.”

“Reserves” shall mean, following five (5) Business Days notice to Borrowers (unless exigent circumstances otherwise exist which make such notice unreasonable in the reasonable discretion of Agent, in which case no notice will be required), such reserves against the Maximum Revolving Advance Amount or the Formula Amount, as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Equity Interests of such Person or any warrants or options to purchase any such Equity Interests, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Equity Interests or any Affiliate thereof and (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate in right of payment to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto.

“Retained Excess Cash Flow” shall ~~have the meaning given to such term in the Ares Term Loan Agreement, as in effect on the Closing Date.~~mean [that portion of excess cash flow, determined on a cumulative basis for the immediately preceding fiscal year of the Borrowers that has not been required, and is not required, to be applied to prepay Indebtedness (or any portion thereof).]

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Swing Loans.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) hereof.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean the Revolving Commitment amount (if any) set forth adjacent to such Lender’s name on Schedule A attached hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean the Revolving Commitment Percentage (if any) set forth adjacent to such Lender’s name on Schedule A attached hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances and Swing Loans plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances plus the LIBOR Rate.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment Effective Date” shall mean October 6, 2020.

“Second Amendment Fee Letter” shall mean the Second Amendment Fee Letter dated as of the Second Amendment Effective Date among Borrowers and PNC, as amended, modified, supplemented, renewed, restated or replaced.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall have the meaning set forth in Section 2.20(c) hereof.

“Shell” shall mean Equilon Enterprises LLC dba Shell Oil Products US.

“Specified Event of Default” shall mean any Event of Default arising under Section 10.1, 10.5(a) (solely as a result of a ~~branch~~breach of Section 6.5), or Section 10.7 ~~or Section 11.01(c) of the Ares Term Loan Agreement (solely as a result of a branch of Section 10.12 of the Ares Term Loan Agreement).~~

“Subordinated Indebtedness” shall mean any Indebtedness of any Borrower or any Subsidiary of any Borrower which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent, including, without limitation, being subject to a subordination agreement on terms and conditions reasonably satisfactory to Agent.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower.

“Supplier Capex Obligations” shall mean the liabilities and obligations of Borrowers under the Supplier Notes.

“Supplier Notes” shall mean obligations of a Borrower under an agreement with a fuel supplier or Primary Supplier, or any other agreement to which such Borrower is a party or otherwise bound, pursuant to which such Borrower is obligated to pay, repay, reimburse or indemnify the counterparty(ies) under any such agreement for branding expenses or incentive funds, in each case, resulting from the termination of any such agreement.

“Supply Agreements” shall mean, collectively, those certain agreements between GPM or the MLP and each of the Primary Suppliers relating to the supply arrangement between the parties, together with any additional supply agreements entered into before or following the Closing Date, and each other agreement, document and instrument executed in connection therewith.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swap Termination Value” shall mean, in respect of any one or more Interest Rate Hedges and/or Foreign Currency Hedges, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Hedges and/or Foreign Currency Hedges, (a) for any date on or after the date such Interest Rate Hedges and/or Foreign Currency Hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Interest Rate Hedges and/or Foreign Currency Hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Hedges and/or Foreign Currency Hedges (which may include a Lender or any Affiliate of a Lender).

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taco Bell Franchise Agreement” shall mean that certain Successor License Agreement dated April 11, 2019 by and between Taco Bell Franchisor, LLC and GPM with respect to the operation of a Taco Bell Express Unit at the 3121 Cedar Valley Drive, Richlands, VA location.

“Tax Distribution” shall mean, for each taxable year in which GPM is considered a partnership or a “disregarded entity” for U.S. federal income tax purposes, distributions made by GPM to its owner(s) defined as tax distributions and permitted under the GPMI Operating Agreement.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Test Period” shall mean, for any date of determination under this Agreement, as applicable, the four (4) consecutive fiscal quarters of the Borrowers most recently ended with respect to which Agent has received (or was required to have received) certified financial statements pursuant to Section 9.8 hereof as of such date of determination.

“Third Amendment” shall mean that certain Third Amendment to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of the Third Amendment Closing Date, by and among the Borrowers, the Guarantors, the Lenders and Agent.

“Third Amendment Closing Date” shall mean December 21, 2020.

“Total Leverage Ratio” shall mean, as of the date of any determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5 hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Uncertificated Securities Control Agreement” shall mean the Uncertificated Securities Control Agreement, dated as of the Closing Date, by and among GPM WOC Holdco, Admiral, MEOC, WOC Southeast, and the Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance satisfactory to Agent.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount, or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less Reserves established hereunder, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days past their due date in excess of $1,000,000 in the aggregate to the extent such amounts are subject to a bona fide dispute being pursued by Borrowers, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean Capital Expenditures of Borrowers on a Consolidated Basis made through Revolving Advances or Swing Loans hereunder or out of a Borrower’s own funds minus to the extent used to fund such Capital Expenditures, the amount of (a) equity contributed subsequent to the Closing Date, (b) purchase money or other financing or lease transactions permitted hereunder, (c) funds provided by a Primary Supplier, any fuel vendor (including fuel vendors of the MLP) or any third party (including a Governmental Body or landlord) for the purpose of making capital improvements, (d) ~~funds provided under the Ares Term Loan Agreement and (e)~~ net proceeds from the sale of real property and fixed assets including net proceeds used in conjunction with 1031 exchanges~~.~~, (e) net proceeds from the 2021 Note Purchase Obligations after paying outstanding Indebtedness and fees and expenses in the aggregate amount of up to $27,000,000, and (f) all Capital Expenditures funded by Borrowers’ own funds to the extent such funds are not proceeds of Advances.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“U.S. or United States” shall mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Valero” shall mean Valero Marketing and Supply Company.

“Vendor Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts,” “chattel paper,” “commercial tort claims,” “instruments,” “general intangibles,” “goods,” “payment intangibles,” “proceeds,” “supporting obligations,” “securities,” “investment property,” “documents,” “deposit accounts,” “software,” “letter of credit rights,” “inventory,” “equipment” and “fixtures,” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on average cost relieved on a first-in-first-out basis. Whenever the words “including” or “include” are used, such words shall be understood to mean “including, without limitation” or “include, without limitation.” A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of the Authorized Officers of the Borrowers or (ii) the knowledge that the Authorized Officers of Borrowers would have obtained if they had engaged in good faith and diligent performance of their duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5. LIBOR Notification. Section 3.8(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

II. ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b) and (c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding up to at any time, an amount equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit less the outstanding amount of Swing Loans less Reserves established hereunder or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) up to 90%, subject to the provisions of Section 2.1(b) hereof (“Empire Dealer Receivables Advance Rate”), of Eligible Empire Dealer Receivables, plus

(iii) up to the lesser of (A) 85%, subject to the provisions of Section 2.1(b) hereof (“Vendor Advance Rate”), of Eligible Vendor Receivables and (B) $12,000,000, plus

(iv) up to 90%, subject to the provisions of Section 2.1(b) hereof (“Credit Card Advance Rate”), of Eligible Credit Card Receivables, plus

(v) up to the lesser of (A) 60%, subject to the provisions of Sections 2.1(b) hereof, of the value of the Eligible Inventory, or (B) 90% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Inventory Advance Rate”), plus

(vi) up to 85%, subject to the provisions of Sections 2.1(b) hereof (the “Fuel Inventory Advance Rate”), of the value of the Eligible Fuel Inventory, plus

(vii) during a Cash Dominion Period, 100%, subject to the provisions of Section 2.1(b) hereof (“Cash Advance Rate,” and together with the Receivables Advance Rate, Empire Dealer Receivables Advance Rate, Vendor Advance Rate, Credit Card Advance Rate, Inventory Advance Rate and Fuel Inventory Advance Rate, collectively the “Advance Rates”) of the cash collections in Borrowers’ Depository Accounts #8026285864, #8026285928, #8026395123, #8026285899, #4623089492, #4623066741, #8026370305 and #8026337935, and following the closing of the Empire Acquisition, such additional bank account(s) mutually agreed by the Agent and the Borrowing Agent, all maintained with Agent existing as of 1:00 p.m. (New York time) on the Business Day in which the Formula Amount is being calculated, minus

(viii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(ix) Reserves established hereunder.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), (iii), (iv), (v), (vi) and (vii) minus (y) Sections 2.1 (a)(y)(viii) and (ix) at any time and from time to time shall be referred to as the “Formula Amount.” The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent. Agent shall give Borrowing Agent five (5) Business Days prior written notice of its intention to decrease the Advance Rates. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2. Procedure for Revolving Advances Borrowing.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:00 P.M. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 P.M. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) LIBOR Rate Loans, in the aggregate.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 P.M. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) herein below.

(e) Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 3:00 P.M. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 3:00 P.M. at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i) Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a) or 2.4, hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Revolving Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the Closing Date to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and re-borrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached as Exhibit 2.4(a) hereto. Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Revolving Lenders to fund such participations by means of a Settlement as provided for in Section 2.20(b) hereof. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Revolving Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.23 hereof) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Maximum Advances. The aggregate balance of Revolving Advances and Swing Loans outstanding at any time shall not exceed the least of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit, or (b) the Formula Amount.

2.6. Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of the Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.23).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that, during a Cash Dominion Period, there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received each day during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) day (i.e. the Revolving Interest Rate divided by 360 or 365/366 as applicable). During a Cash Dominion Period, the monthly float charge shall be calculated daily and charged once per month, relating to all payments collected in the prior month. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.15(h). Agent acknowledges and agrees to continue to provide earned credit as has historically been provided to offset certain treasury management fees.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 2:00 P.M. on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of GPM in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the least of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (without giving effect to Section 2.1(a)(y)(v)). The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the applicable Contract Rate; Letters of Credit that have not been drawn upon shall not bear interest.

2.10. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 10:00 A.M., at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

(d) Nothing contained in this Agreement shall be construed under any circumstances as an agreement by Agent and/or Lenders to extend the Term or require or obligate in any way Agent, Lenders and/or Issuer to make any Revolving Advances or to issue any new Letters of Credit (or extend or renew any existing Letters of Credit) on or after the last day of the Term.

2.11. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance thereof.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment Percentage shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Agent will promptly notify each Lender holding a Revolving Commitment Percentage thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders holding a Revolving Commitment Percentages to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the least of (i) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, (ii) the Formula Amount or (iii) the Average Cash Collection, and, in each case, subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Revolving Commitment Percentage shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Revolving Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment Percentage so notified fails to make available to Agent the amount of such Lender’s Revolving Commitment Percentage of such amount by no later than 2:00 P.M., on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first (3) three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment Percentage to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender holding a Revolving Commitment Percentage shall, on demand of Agent, forthwith return to Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s reasonable interpretations of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17. Indemnity. In addition to amounts payable as provided in Section 16.5(a), each Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18. Liability for Acts and Omissions. As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19. Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.4, 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) hereof and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a) hereof, Agent shall notify the Revolving Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2 hereof, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.20(c) hereof.

(c) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Revolving Lenders on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Revolving Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.23 hereof, each Revolving Lender shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Revolving Lender on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.20(c) hereof.

(d) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to

Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments.

(a) Subject to Section 7.1(b) hereof ~~and the Intercreditor Agreement~~, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions, and after the repayment of any outstanding debt required to be repaid in connection with such sale), such repayments to be made promptly but in no event more than (i) three (3) Business Days following receipt of such net proceeds in the event the disposition resulted in net proceeds in excess of or equal to $200,000 and (ii) five (5) Business Days following receipt of such net proceeds in the event the disposition resulted in net proceeds less than $200,000, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such prepayments shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b) hereof; provided however that if no Default or Event of Default has occurred and is continuing, such prepayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof.

(b) In the event that any Borrower receives Cure Proceeds with respect to a cure of a financial covenant in Section 6.5(a), Borrowers shall, immediately upon receipt thereof, repay the Advances in an amount equal to 100% of such Cure Proceeds.

2.22. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances (i) to pay fees and expenses relating to the Transactions, (ii) to provide for their working capital needs and reimburse drawings under Letters of Credit, (iii) to acquire Inventory in connection with the Empire Acquisition in connection with the Maximum Revolving Advance Amount being increased pursuant to Section 2.25, (iv) to acquire Inventory in connection with any other Permitted Acquisition, (v) to pay diligence costs and closing costs in connection with Permitted Acquisitions or acquisitions that were not consummated and (vi) to pay other obligations to the extent permitted herein.

(b) Without limiting the generality of Section 2.22(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of any Applicable Law.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b)

(i) Except as otherwise expressly provided for in this Section 2.23, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) If any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) the Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of the Issuer the Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to the Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Revolving Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized.

(iv) So long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by the Borrowers in accordance with clauses (A) and (B) above, and participating interests in any newly made Swing Loans or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage, provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that the Agent, the Borrowers, Swing Loan Lender and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of the Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.24. Existing Indebtedness. This Agreement amends and restates the Existing Credit Agreement and the existing Indebtedness under the Existing Credit Agreement (“Existing Indebtedness”), subject to the prepayment of the Term Loans (as defined therein) thereunder, shall be deemed to constitute an Advance hereunder. The execution and delivery of this Agreement and the Other Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Indebtedness. All of the obligations of Borrowers to Agent and Lenders with respect to Advances to be made concurrently herewith or after the date hereof, whether made under the Existing Credit Agreement or this Agreement, are set forth in this Agreement. All liens and security interests previously granted to Agent, for the benefit of Lenders, pursuant to the Existing Loan Documents are acknowledged and reconfirmed (as amended and restated hereby and by the Other Documents) and remain in full force and effect and are not intended to be released, replaced or impaired. The Existing Letters of Credit shall be deemed to constitute an Advance under this Agreement for so long as such Existing Letters of Credit are outstanding.

III. INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the tenth (10th) day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the applicable Revolving Interest Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than LIBOR Rate Loans shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two (2%) percent per annum and (ii) LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for LIBOR Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding a Revolving Commitment Percentage, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Letter of Credit Fees, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one eighth of one percent (0.125%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All Letter of Credit Fees shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence and during the continuance of any Event of Default or the expiration of the Term, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.

3.3. Reserved.

3.4. Payment of Fees.

(a) Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b) All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.21 hereof shall be paid for when due, in full and without off-set, by Borrowers.

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, such Lender or the Issuer);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer (or the London interbank LIBOR market) any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, within five (5) days of receiving a reasonably detailed written demand therefor, such additional amount as will compensate Agent, Swing Loan Lender, such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Each Lender shall give prompt notice to Borrowers of any claim for additional amounts pursuant to this Section 3.7; provided, that any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.7 shall not constitute a waiver of such Lender’s right to demand such compensation; provided further, the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.7 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Alternate Rate of Interest.

(a) Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan,

(iii) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(iv) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 A.M. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 A.M. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 A.M. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

(b) Benchmark Replacement Setting.

(i) Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.

(~~i~~ii) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” solely for purposes of this Section 3.8(b)), if a Benchmark Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(~~ii~~iii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(~~iii~~iv) Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrowing Agent and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.8(b).

(~~iv~~v) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(~~v~~vi) Benchmark Unavailability Period. Upon Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for an Advance bearing interest based on USD LIBOR, conversion to or continuation of Advances bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for an Advance of or conversion to Advances bearing interest under the Alternate Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(~~vi~~vii) ~~Secondary~~ Term SOFR ~~Conversion~~Transition Event. Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document; and (B) Advances outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Advances bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (~~v~~vii ) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(~~vii~~viii) Certain Defined Terms. As used in this Section 3.8(b), the following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (v) of Section 3.8(b), or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (~~i~~ii ) of Section 3.8(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided, that in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion; provided, further, that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Agent and the Borrower shall be the term benchmark rate that is used in lieu of a USD-LIBOR-based rate in relevant other U.S. dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) (1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) first alternative set forth ~~in the order~~ below ~~that can be determined by Agent~~:

~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

Available Tenor	Benchmark Replacement Adjustment*

One-Week	0.03839% (3.839 basis points)

One-Month	0.11448% (11.448 basis points)

Two-Months	0.18456% (18.456 basis points)

Three-Months	0.26161% (26.161 basis points)

Six-Months	0.42826% (42.826 basis points)

* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, ~~(x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Agent in its reasonable discretion and (y)~~ if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowers pursuant to this Section3.8(b), which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any): (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.8(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.8(b).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by Agent to (or the request by Borrowing Agent to Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by Agent and the Borrowing Agent to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Other Benchmark Rate Election” shall mean, if the then-current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Borrowers to the Agent, or (ii) notice by the Agent to the Borrowers, that, at the determination of the Borrowers or the Agent, as applicable, U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate as a benchmark rate, and (y) the Agent, in its sole discretion, and the Borrowers jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Agent of written notice of such election to the Borrowers and the Lenders.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time. “Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by Agent to the Lenders and the Borrowing Agent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, (and, for the avoidance of doubt, not in the case of an Other Benchmark Election) has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.8(b).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. Dollars.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender, any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender and the office or branch where Agent, Swing Loan Lender, any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender, any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, such Issuer’s and such Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, any Lender, any Issuer to be material, then, from time to time, Borrowers shall pay, within ten (10) days of receiving a reasonably detailed written demand therefor, to Agent, Swing Loan Lender, such Issuer or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, such Issuer or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender, such Issuer or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender, each Issuer and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender, such Issuer or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender, such Issuer or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c) Each Lender shall give prompt notice to Borrowers of any claim for additional amounts pursuant to this Section 3.9; provided, that any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided further that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.9 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.10. Taxes.

(a) Any and all payments made to the Agent, Lender, Swing Loan Lender, Issuer or Participant (each, individually, a “Payee,” and collectively, the “Payees”) with respect to any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Borrowers shall be required by Applicable Law to withhold or deduct any Taxes from such payments, then (i) if the Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholding for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.10) the Payee or Payees, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (ii) if such Taxes are Excluded Taxes, the sum payable shall not be increased and any amount withheld or deducted by the Borrower pursuant to clause (iii) shall be treated as paid to such Payee or Payees, as the case may be, for all purposes under this Agreement and the Other Documents, (iii) the Borrowers shall make such withholding or deductions, and (iv) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify Agent, each Lender, Swing Loan Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender, Swing Loan Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Lender, Participant, Swing Loan Lender or the Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, Swing Loan Lender or the Issuer, shall be conclusive absent manifest error. The Borrowers shall not be required to compensate any Agent, Lender, Swing Loan Lender, Issuer, or Participant pursuant to the foregoing provisions of this Section 3.10 for any Indemnified Taxes paid more than nine (9) months prior to the date that such Agent, Lender, Swing Loan Lender, Issuer, or Participant notifies the Borrower of such payment of Indemnified Taxes and of such Agent, Lender, Swing Loan Lender, Issuer or Participant’s intention to claim compensation therefor.

(d) As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is formed or is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, any Borrower or Agent shall be entitled to withhold United States federal income Taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States income Tax Regulations, FATCA or other Applicable Law. Further, such Borrower or Agent is indemnified under § 1.1461-1(e) of the United States income Tax Regulations or against any claims and demands of any Lender, Issuer or permitted assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code or FATCA. In addition, any Lender, if requested by the Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in or formed under the laws of the United States of America, each State thereof and the District of Columbia, any Foreign Lender (or other Lender) shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN, or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law reasonably requested by Borrowers or Agent demonstrating that such Lender is not a Foreign Lender and not subject to backup withholding.

(g) If a payment made to a Payee under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to the Agent (in the case of a Lender, Participant or Issuer) and the Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Payee has complied with such applicable reporting requirements.

(h) If the Agent, a Lender, a Participant, Swing Loan Lender or the Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, such Lender, Participant, Swing Loan Lender or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender, Participant, Swing Loan Lender or the Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Agent, such Lender, Participant, Swing Loan Lender or the Issuer in the event the Agent, such Lender, Participant, Swing Loan Lender or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Agent, any Lender, Participant, Swing Loan Lender or the Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.11. Replacement of Lenders. If any Lender (an “Affected Lender”) is a Defaulting Lender, Borrowers may, within ninety (90) days of such Lender becoming a Defaulting Lender, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV. COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, each of GPM Empire, GPM RE and GPM Gas Mart hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wherever located. Each other Borrower hereby acknowledges, confirms and agrees that Agent, for the ratable benefit of Lenders (and each other holder of any Obligations), has and shall continue to have a lien upon and security interests in all Collateral heretofore granted to Agent, for the benefit of Lenders, pursuant to the Existing Credit Agreement and the Existing Loan Documents to secure the Obligations and, to the extent not otherwise granted thereunder, to secure the prompt payment and performance to Agent and each Lender of the Obligations (and each other holder of any Obligations), each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender (and each other holder of any Obligations) a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) obtaining Lien Waiver Agreements, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, and stamping or marking, in such manner as Agent may reasonably specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, and (e) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance reasonably satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. [Reserved].

4.4. Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s ~~Equipment and~~ Inventory shall (I) be located as set forth on Schedule 4.5, or (II) with respect to Inventory, constitute Inventory that is being sold on consignment and meets the requirements set forth in section (d) of the definition of “Eligible Inventory,” ~~or (III) with respect to Equipment, be Equipment that is located at open dealer locations in the Ordinary Course of Business~~, and in each such case must remain at one of such locations unless the prior written consent of Agent is obtained, except with respect to the sale of Inventory in the Ordinary Course of Business and ~~Equipment to the extent permitted in Section 7.1(b) hereof and~~ for Inventory in transit.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5 (which schedule should specify which locations constitute Bailee Locations); (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive officer of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business ~~and Equipment to the extent permitted in Section 7.1(b) hereof~~), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8. Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9. Compliance with Laws. Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.10. Inspection of Premises. At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.11. Insurance.

(a) The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. As between Lenders and Borrowers, each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by special form insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (b) reserved; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) reserved; (f) furnish Agent with (i) evidence of the maintenance of such policies set forth on Acord 25 and 28 by the renewal thereof before any expiration date, (ii) binders with respect to the policies prior to the renewal date, (iii) copies of the policies at least ninety (90) days following the renewal date and (iv) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above with respect to the Collateral, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) to the extent available by endorsement, no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. If an Event of Default has occurred and is continuing, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (c) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed $350,000 in the aggregate during such calendar year or $50,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $50,000, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $350,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, and (y) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose. At each Borrower’s own cost and expense, each Borrower shall extend the existing environmental policy (or obtain replacement coverage) through at least the end of the Term and Borrower shall furnish Agent with (i) evidence of the maintenance and extension of such environmental policy or an alternative environmental policy which provides substantially similar coverage acceptable to Agent in its reasonable discretion prior to the expiration date and (ii) copies of the environmental policies within ninety (90) days following the expiration date. For avoidance of doubt, all requirements to turn over proceeds of insurance to the Agent are subject to the terms of the Intercreditor Agreement.

(b) Each Borrower shall take all actions requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by Agent.

4.12. Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, except to the extent the failure to so comply could not reasonably be expected to cause a Material Adverse Effect, and, at Agent’s request will provide evidence of having done so.

4.15. Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Solvency of Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrowers. Each Borrower’s chief executive office is located at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227 (Henrico County). Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables

(i) Borrowers shall instruct their Customers to deliver all remittances upon Receivables to such lockbox account or Blocked Account and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.15(h) hereof or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not use the same except to pay Obligations. Each Borrower shall deposit (it being understood that a “night deposit” shall be deemed to be deposited on the day such amounts were deposited in the night drop box) in the Blocked Account and/or Depository Accounts or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness (other than the Daily Cash Amounts). The Borrowers shall cause the ACH or wire transfer of all payments due from credit card processors, including any remittances from any Primary Supplier of proceeds of the Credit Card Receivables (whether or not there are then any outstanding Obligations), to be made to a Blocked Account and/or Depository Accounts as such presently occurs and with such frequency as is consistent with the Borrowers’ current business practices as in effect on the Closing Date; it being understood that under the Supply Agreements, Borrowers shall only receive the net Receivables. Prior to and after any Cash Dominion Period, payments made by a Borrower’s Customers remitted directly to Agent will be deposited by Agent in the Blocked Accounts, and Customer remittances shall only be treated as a repayment of Advances if the Borrowers so elect in a written notice to Agent.

(ii) Borrowers shall deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit 4.15(d)(ii) which have been executed on behalf of such Borrower and delivered to such Borrower’s credit card clearinghouses and processors listed on Schedule 5.31.

(e) Notification of Assignment of Receivables. At any time following the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time; (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Borrower; and (ii) at any time following the occurrence of a Default or Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time to change the address for delivery of mail addressed to any Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. If at any time following the occurrence of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. If at any time following the occurrence of an Event of Default, Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent, (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds, or (iii) subject to the restrictions contained in Section 7.23, the Other Deposit Accounts. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts. At any time during a Cash Dominion Period, at Agent’s discretion, (i) Agent shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to such deposit account control agreements directing, the disposition of funds in the Blocked Accounts and Depository Accounts (any such instructions, an “Activation Notice”) to Agent on a daily basis, and (ii) Agent may direct Borrowers to direct, and Borrowers shall so direct, the disposition of funds in the Blocked Accounts, Depository Accounts and/or the Other Deposit Accounts on a daily basis, in the case of clauses (i) and (ii), either to a deposit account maintained by Agent at PNC or by wire transfer to a deposit account at PNC, which such funds may be applied by Agent to repay the Obligations, and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 3.2(b) hereof. If a Cash Dominion Period has not occurred and is continuing, the Borrowers shall retain the right to direct the disposition of funds in the Blocked Accounts, the Depository Accounts and the Other Deposit Accounts. In the event that Agent issues an Activation Notice, Agent agrees to rescind such Activation Notice at such time that no Cash Dominion Period shall exist (it being understood that, notwithstanding any such rescission, Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Cash Dominion Period shall exist at any time thereafter). All funds deposited in the Blocked Accounts, Depository Accounts or Other Deposit Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the Lenders, and Borrowing Agent shall obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Each Borrower shall have the right to sell Equipment to the extent set forth in Section 7.1(b) hereof.

4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrowers shall establish and maintain an environmental compliance management system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Reserved.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), in each case to the extent that Borrowers intend to include such event in the report for the Environmental Consultant or which is otherwise material, and such Hazardous Discharge or Environmental Complaint may affect Agent’s Lien on the Collateral, then Borrowing Agent shall, within ten (10) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Reserved.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g) Promptly upon the written request of Agent in response to the receipt of a written notice of a Hazardous Discharge, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates exceed $300,000 individually, or $1,000,000 in the aggregate, in each case, in net spend (meaning after applying any expected state fund or insurance recoveries), Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Reserved.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.20. Financing Statements. Except as respects the financing statements filed by Agent, the financing statements described on Schedule 1.2 and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21. Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of the Collateral (including, without limitation, the Inventory ~~and Equipment~~ of Borrowers) at Borrower’s expense; provided, however, so long as no Default or Event of Default has occurred, Borrowers shall only be liable for the costs and expenses related to one appraisal in each calendar year. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances against Eligible Inventory, are in fact in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances made against such Eligible Inventory, as applicable, so as to eliminate the excess Advances.

~~4.22. [Reserved].~~

~~4.23. Investment Property Collateral.~~

~~(a) Each Borrower has the right to transfer all Investment Property owned by such Borrower free of any Liens other than Permitted Encumbrances and will use commercially reasonable efforts to defend its title to the Investment Property against the claims of all Persons. Each Borrower shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned~~

~~Subsidiaries arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Agent’s Lien on the Investment Property of such Borrower arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.~~

~~(b) Each Borrower shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and control agreement or other applicable agreement satisfactory to Agent in order to perfect and protect Agent’s Lien in such Investment Property.~~

~~(c) Except as set forth in Article XI hereof, (i) the Borrowers will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Borrowers will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement. In the event any additional Equity Interests are issued to any Borrower as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, any certificates evidencing any such additional shares will be delivered to Agent within ten (10) Business Days and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property.~~

~~4.24. Provisions Regarding Certain Investment Property Collateral. The operating agreement or limited partnership agreement (as applicable) of any Subsidiary (other than a Foreign Subsidiary) of any Borrower hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of [membership interests] [partnership interests] set forth herein shall apply, in any way, to the pledge by any [member] [partner] of a security interest in and to its [membership interests] [partnership interests] to PNC Bank, National Association, as agent for certain lenders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such [membership interests] [partnership interests] by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a [member] [partner] of the Company and shall have all of the rights of the [member] [partner] that previously owned such [membership interests] [partnership interests].”~~

~~4.25. Intercreditor Agreement. Notwithstanding anything herein to the contrary, this Agreement and the Liens granted to the Agent pursuant to this Agreement or any Other Documents in any Collateral and the exercise of any right or remedy with respect to any Collateral hereunder or any Other Document shall be automatically, and without any further action, subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.~~

V. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s certificate or articles of incorporation, certificate of formation, by-laws, operating agreement, as applicable, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound (including, without limitation, the ~~Ares Term Loan~~2021 Note Purchase Documents and any Permitted Acquisition Documents), (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, including the ~~Ares Term Loan~~2021 Note Purchase Documents and any Permitted Acquisition Documents.

5.2. Formation and Qualification.

(a) Each Borrower is duly formed or incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws, certificate of formation and operating agreement, as applicable, will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and material local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of each Borrower have been reported to the appropriate taxing authority and, to the knowledge of the Borrowers, satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2018. The provision for taxes on the books of each Borrower is adequate for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in an aggregate amount in excess of $500,000 in connection therewith not provided for on its books, except as provided on Schedule 5.4.

5.5. Financial Statements.

(a) The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on or prior to the Closing Date reflects the consummation of the transactions contemplated under this Agreement ~~and the Ares Term Loan Documents~~ (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of September 30, 2019 after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Chief Financial Officer of Borrowing Agent shall certify, in his capacity as Chief Financial Officer, that the Pro Forma Balance Sheet has been accurately prepared, is complete and is correct in all material respects. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve-month financial statement projections of Borrowers on a Consolidated Basis for the period from January 1, 2020 through December 31, 2020, including the projected income statements and statements of cash flow (the “Financial Statement Projections”), delivered to the Agent prior to the Closing Date were prepared by the Chief Financial Officer of GPM, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The Financial Statement Projections and the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements.”

(c) The consolidated balance sheets of Borrowers, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2018, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period). Since December 31,

2018, there has been no change in the condition, financial or otherwise of Borrowers or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their respective Subsidiaries, except changes in the Ordinary Course of Business, changes in GAAP related to ASC 842, or as a consequence of acquisitions consented to by Agent, none of which individually or in the aggregate has been materially adverse.

(d) The consolidated unaudited balance sheets of Borrowers, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of September 30, 2019, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied.

(e) The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Note Purchase Pro Forma Balance Sheet”) furnished to Agent on or prior to the Fifth Amendment Closing Date reflects the consummation of the transactions contemplated under this Agreement and the 2021 Note Purchase Documents (collectively, the “Note Purchase Closing Date Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of June 30, 2021 after giving effect to the Note Purchase Closing Date Transactions, and has been prepared in accordance with GAAP, consistently applied. The Chief Financial Officer of Borrowing Agent shall certify, in his capacity as Chief Financial Officer, that the Note Purchase Pro Forma Balance Sheet has been accurately prepared, is complete and is correct in all material respects. All financial statements referred to in this subsection 5.5(e), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

5.6. Entity Names. No Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. and Environmental Compliance.

(a) Each Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, and all applicable Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each Borrower has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) Except as has been disclosed on Schedule 5.7(c) hereof or disclosed in any Environmental Consultant report, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property including any premises leased by any Borrower, which Borrower intends to include in its report to the Environmental Consultant or which is otherwise material; (ii) there are no polychlorinated biphenyls on the Real Property including any premises leased by any Borrower; and (iii) the Real Property including any premises leased by any Borrower has never been used as a treatment, storage or disposal facility of Hazardous Waste.

(d) All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) Borrowers, on a consolidated basis, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect and (ii) any liabilities or indebtedness for borrowed money other than the Obligations, the ~~Ares Term Loan Obligations, the~~ Insurance Notes, the Supplier Capex Obligations, the obligations under the M&T Real Estate Debt, and other Indebtedness permitted by Section 7.8.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) No Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan other than those of the type listed on Schedule 5.8(d) hereto. (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower or any member of the Controlled Group; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames and assumed names, owned by any Borrower are set forth on Schedule 5.9, are valid. Such rights, along with Borrowers’ trade secrets and rights under License Agreements constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license owned by any Borrower and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. The Intellectual Property rights under each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof so long as such right continues to be useful in the business of Borrowers.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11. Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued, the original principal amount outstanding any of which is in excess of $1,000,000, and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder which would permit the holder of such Indebtedness to accelerate such Indebtedness.

5.12. No Default. No Borrower is in material default in the payment or performance of any of its contractual obligations and no Default has occurred; provided, that, Borrowers acknowledge and agree that any breach under any Supply Agreement which would permit the applicable Primary Supplier to terminate the applicable Supply Agreement would constitute a “material” default.

5.13. No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No factual written information and data (taken as a whole and excluding any projections, estimates and other forward-looking statements and general economic and industry information)made by any Borrower in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein (taken as a whole) not misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished; provided, that to the extent such information, report, financial statement, or other factual information or data was based upon or constitutes a forecast or projection or other forward looking information, each of the Borrowers represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time such forecasts, projections or information were made available to the Agent or any Lender. Agent and Lenders acknowledge that such forecasts, projections and other forward looking information are not to be viewed as facts and are not a guarantee of financial performance, are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrowers that no assurance is given by any Borrower that the results forecasted in any such projections will be realized, and that actual results covered by such forecasts, projections and other forward looking information may differ from the projected results and that such differences may be material. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement or the ~~Ares Term Loan~~2021 Note Purchase Documents which could reasonably be expected to have a Material Adverse Effect.

5.18. Delivery of Certain Documents. Agent has received true, correct and complete copies of the ~~Ares Term Loan~~2021 Note Purchase Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent. All of the transactions contemplated to occur under the ~~Ares Term Loan~~2021 Note Purchase Documents on or before the 2021 Note Purchase Closing Date have been consummated, in all material respects, pursuant to the terms thereof, no party to any of the ~~Ares Term Loan~~2021 Note Purchase Documents has waived the fulfillment of any material condition precedent set forth therein, without Agent’s written consent, and as of the 2021 Note Purchase Closing Date, no party has failed to perform any of its material obligations thereunder. The ~~Ares Term Loan~~2021 Note Purchase Documents are the legal, valid and binding obligation of the parties thereto, enforceable against such Person in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.19. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21. Application of Certain Laws and Regulations. Neither any Borrower nor any Affiliate of any Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than wholesale and retail of petroleum products, retail of convenience store merchandise and related and ancillary activities and services, and operation of fast food franchises, leasing or subleasing portions of properties upon which convenience stores are located or vacant parcels to third parties, the supply of fuel to third parties, and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own or lease all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23. Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.24. Reserved.

5.25. Reserved.

5.26. Federal Securities Laws. Neither any Borrower nor any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

5.27. Equity Interests. The authorized and outstanding Equity Interests of each Borrower is as set forth on Schedule 5.27 hereto. All of the Equity Interests of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.27, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.27, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.28. Commercial Tort Claims. No Borrower is a party to any commercial tort claims except as set forth on Schedule 5.28 hereto.

5.29. Letter of Credit Rights. As of the Closing Date, no Borrower has any letter of credit rights, except as set forth on Schedule 5.29 hereto.

5.30. Material Contracts. Schedule 5.30 sets forth all Material Contracts of the Borrowers. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.31. Credit Card Arrangements. Attached hereto as Schedule 5.31 is a list describing all arrangements as of the Closing Date to which any Borrower is a party with respect to the processing and/or payment to such Borrower of the proceeds of any Credit Card Receivables (including credit card charges and debit card charges) for sales made by such Borrower.

5.32. Petroleum Practices Laws. No Person (including no Governmental Body) has notified any Borrower regarding a violation of any Petroleum Practices Laws or any other Applicable Law, or made a claim against any Borrower in respect of any Petroleum Practices Laws or any other Applicable Law relating to the business conducted on the Real Property.

5.33. GPM7, LLC. GPM7, LLC does not (a) conduct any operations other than having previously acted as a sub-agent with regard to issuers of money orders and (b) have any creditors or any obligations to any Person except directly in connection with the issuance of money orders.

5.34. Reserved.

5.35. Worsley and Its Subsidiaries. (a) Worsley Operating Company, LLC, a North Carolina limited liability company, does not conduct any business, own any assets, other than owning the Equity Interests in GPM LSF5 Cavalier Investments, LLC, a Delaware limited liability company (“LSF5”), WOCSC, LLC, a South Carolina limited liability company (“WOCSC”), Palm Food Stores, LLC, a Delaware limited liability company (“Palm Food Stores”), and Financial Express Money Order Co, LLC, a North Carolina limited liability company (“Financial Express”) or have any creditors or obligations, (b) LSF5 does not conduct any business, own any assets, other than owning the Equity Interests in Virginia Oil Company, LLC, a Delaware limited liability company (“Virginia Oil”) or have any creditors or obligations, and (c) none of WOCSC, Palm Food Stores, Financial Express or Virginia Oil conduct any business, own any assets or have any creditors or obligations.

5.36. Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of such date and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

VI. AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Other than the closing or dealerization of any stores of Borrowers in the Ordinary Course of Business that could not reasonably be expected to cause a Material Adverse Effect, conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses (including those relating to sales of alcohol, tobacco and other controlled substances, to the extent applicable), patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Financial Covenant.

(a) Minimum Undrawn Availability. Cause to be maintained at all times Undrawn Availability equal to or greater than ten percent (10%) of the Maximum Revolving Advance Amount; provided, however, that, no more than six (6) times per year, the failure to maintain Undrawn Availability equal to or greater than ten percent (10%) of the Maximum Revolving Advance Amount at any time shall not be deemed an Event of Default hereunder unless Undrawn Availability is less than ten percent (10%) for a period of up to three (3) consecutive Business Days (the “Grace Period”); provided, further, however, that in each period of forty-five (45) consecutive days, no more than one (1) Grace Period shall occur.

(b) Equity Cure Right. In the event that the Borrowers fail to comply with the requirements of Section 6.5(a) (without giving effect to any Grace Period), until the fifth (5th) Business Day after such failure, GPM shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to its capital (the proceeds thereof being the “Cure Proceeds”), and, in each case, to contribute any such cash to the capital of GPM and apply the amount of the proceeds thereof to increase Undrawn Availability in the case of a breach of Section 6.5(a) (the “Cure Right”); provided that, (i) such proceeds are (x) actually received by GPM no later than five (5) Business Days after the first date on which the failure to maintain the requisite minimum Undrawn Availability occurred and (y) remitted to Agent for application to the Obligations as required under Section 2.20(b) (it being understood and agreed that any equity proceeds received by GPM in excess of the Cure Amount are not required to be so remitted to Agent), (ii) such proceeds do not exceed the aggregate amount necessary to add to Undrawn Availability in the case of a breach of Section 6.5(a) (the “Cure Amount”) to cure the Event of Default arising from failure to comply with Section 6.5(a) (without giving effect to any Grace Period), (iii) the Cure Right shall not be exercised more than three (3) times during the Term, and (iv) in each period of twelve (12) consecutive fiscal months, there shall be at least eleven fiscal (11) months during which the Cure Right is not exercised. If, after giving effect to the addition of the Cure Amount to Undrawn Availability in the case of a breach of Section 6.5(a), the Borrowers are in compliance with the financial covenant set forth in Section 6.5(a) (without giving effect to any Grace Period), the Borrowers shall be deemed to have satisfied the requirements of Section 6.5(a) with the same effect as though there had been no such failure to comply with Section 6.5(a), and the applicable Default and Event of Default arising therefrom shall be deemed not to have occurred for purposes of this Agreement. The parties hereby acknowledge that the exercise of the Cure Right may not be relied on for purposes of calculating any financial performance calculation or other financial test specified in this Agreement or any Other Document other than compliance with Section 6.5(a). Upon receipt by Agent of notice, prior to the expiration of the five (5) Business Day period referred to above (the “Cure Deadline”), that the Borrowers intend to exercise the Cure Right, Agent and the Lenders shall not be permitted to accelerate the Obligations or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of this Section 6.5(a) (without giving effect to any Grace Period) until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline; provided, that, a Default shall be deemed to exist under this Agreement for all other purposes until the Cure Right is exercised on or prior to the Cure Deadline. For the avoidance of doubt, the forgiveness of antecedent debt (of any form) shall not constitute Cure Proceeds for purposes of exercising the Cure Right.

6.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (b) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws. Promptly notify Agent in writing if any Borrower or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.10. Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.11. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.13 shall remain in full force and effect until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.12. Credit Enhancements. If the ~~Ares Term Loan Agent or any other party to the Ares Term Loan Documents receives~~2021 Notes Trustee or the 2021 Note Purchasers receive any additional guaranty or other credit enhancement after the 2021 Note Purchase Closing Date, the Borrowers shall cause the same to be granted to Agent or Lenders~~, as applicable, subject to the terms of the Intercreditor Agreement~~ at the Agent or such Lender’s request.

6.13. Post-Closing Condition. Within thirty (30) days of the Closing Date (or such longer period as Agent may agree to in its sole discretion), Borrowers shall deliver to Agent a copy of an amendment to the Master Covenant Agreement dated December 21, 2016, by and between GPM and M&T Bank, as amended, restated, amended and restated or otherwise modified from time to time (the “M&T Amendment”), in form and substance satisfactory to Agent, and Agent reserves the right to cause the parties to enter into an amendment to amend any of the covenants described herein based upon its review of the M&T Amendment to conform to the covenants in the M&T agreement after giving effect to the M&T Amendment, except with respect to covenants-that are specific to the parcels of real estate listed in the Master Mortgagee waiver, for which no conforming requirements shall be required.

VII. NEGATIVE COVENANTS.

The Borrowers hereby covenant and agree that on the Closing Date and thereafter, until Payment in Full of the Obligations incurred hereunder and the termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Dispositions.

(a) Each Borrower will not, and will not permit any of its Subsidiaries, to liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets or Equity Interests of any Person (or any division thereof) other than in connection with a Permitted Acquisition, provided, that (i) any Borrower (other than GPM) or a Subsidiary of any Borrower may liquidate or dissolve voluntarily into, and may merge with and into, any Borrower, so long as, to the extent GPM is a party to such merger, GPM is the surviving entity, (ii) any Subsidiary of a Borrower may liquidate or dissolve voluntarily into, and may merge with and into, GPM, so long as, after giving effect to such liquidation, dissolution or merger, GPM is in compliance with the last sentence of Section 7.9 hereof, (iii) any Borrower (other than GPM) may liquidate or dissolve voluntarily into, and may merge with and into any Borrower, (iv) any Subsidiary of a Borrower that is not itself a Borrower may liquidate or dissolve voluntarily into, and may merge with and into any Subsidiary of a Borrower that is not itself a Borrower, (v) the assets or Equity Interests of any Borrower (other than GPM) or Subsidiary of any Borrower may be purchased or otherwise acquired by any Borrower, (vi) [reserved], (vii) the assets or Equity Interests of any Subsidiary that is not itself a Borrower may be purchased or otherwise acquired by any Borrower or Subsidiary of a Borrower and (viii) subject to Section 7.12 hereof, any Borrower and its Subsidiaries may create wholly-owned Subsidiaries to the extent the Investment therein or thereto is permitted under Section 7.4 (including any Permitted Acquisitions) and any Borrower and its Subsidiaries may consummate any Investments permitted by Section 7.4. In addition, no Borrower shall, and no Borrower shall cause or permit any of its Subsidiaries to file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity), unless (i) to the extent any Borrower is consummating the division, each such corporation, limited liability company, partnership or other entity, as applicable, existing following the division of any

Borrower, shall individually be added as a Borrower by (A) causing such Subsidiary to enter into a joinder to this Agreement and applicable Other Documents and taking such other actions and delivering such other documentation and instruments as are reasonably satisfactory to the Agent and (B) delivering such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Section 8.1(a) hereof or as the Agent or shall have reasonably requested or (ii) to the extent any Subsidiary of a Borrower that is not itself a Borrower is consummating the division, its assets and liabilities, immediately upon the consummation of the division, are held by a Borrower or a Subsidiary of a Borrower.

(b) Each Borrower will not, and will not permit any of its Subsidiaries to, make a Disposition, or enter into any agreement to make a Disposition not permitted under this Section 7.1(b) (unless such agreement is conditioned on the Payment in Full of the Obligations and termination of this Agreement or receipt of consent by Agent and the applicable Lenders), of such Borrower’s or such other Person’s assets (including Receivables and Equity Interests of Subsidiaries) to any Person in one transaction or a series of transactions unless such Disposition:

(i) is of obsolete or worn out property or property no longer used or useful in its business; or

(ii) is for fair market value and the following conditions are met: (A) to the extent required by Section 2.21 hereof, the Borrower has applied any net cash proceeds arising therefrom pursuant to Section 2.21 hereof; (B) no less than seventy-five percent (75%) of the consideration received for such Disposition is received in cash or Cash Equivalents (provided that Borrowers may designate any non-cash consideration in an aggregate amount not to exceed $5,000,000 to constitute cash for purposes of this clause (ii)); and (C) no Default or Event of Default shall have occurred and be continuing or would result from the Disposition thereof;

(iii) is a sale of Inventory or dealerization of a location in the Ordinary Course of Business;

(iv) is the leasing, as lessor, subleasing, licensing or licensing of real or personal property (including the provision of software under an open source license) which (A) does not materially interfere with the business of the Borrowers and their Subsidiaries or (B) relate to closed facilities or units;

(v) is a sale or disposition of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement property, all in the Ordinary Course of Business in accordance with Section 2.21;

(vi) is expressly otherwise permitted by Section 7.4 or 7.7 hereof;

(vii) is by (A) any Borrower or Subsidiary thereof to any other Borrower or Subsidiary; provided that the aggregate amount of assets that may be sold or otherwise disposed of by any Borrower to any Subsidiary that is not a Borrower (x) shall be for fair market value and (y) together with the outstanding aggregate principal amount of Indebtedness incurred under Section 7.8(p) hereof, shall not exceed $5,000,000 in any fiscal year, (B) any Subsidiary of a Borrower (other than GPM) to any Borrower, or (C) any Subsidiary that itself is not a Borrower to any other Subsidiary that itself is not a Borrower;

(viii) cancellations of any intercompany Indebtedness among the Borrowers;

(ix) is (A) the licensing of non-material Intellectual Property to third Persons in the Ordinary Course of Business, (B) the transfer, abandonment, lapse or other disposition of Intellectual Property that is, in the applicable Borrower’s reasonable business judgment, not material to the business and no longer economically practicable or commercially desirable to maintain, or used or useful in its business, in each case, in the Ordinary Course of Business consistent with past practice, or (C) the expiration of Intellectual Property in accordance with its maximum statutory term;

(x) the sale, lease, sub-lease, license, sub-license or consignment of personal property of the Borrowers or their Subsidiaries in the Ordinary Course of Business consistent with past practice and leases or subleases of real property permitted by clause (i) for which the lessee is obligated to pay rent on a periodic basis over the term thereof;

(xi) the settlement or write-off of Receivables or sale, discount or compromise of overdue Receivables for collection (A) in the Ordinary Course of Business consistent with past practice and (B) with respect to Receivables acquired with a Permitted Acquisition, consistent with prudent business practice;

(xii) use or exchange of cash and Cash Equivalents in the Ordinary Course of Business;

(xiii) to the extent required by Applicable Law, the sale or other disposition of a nominal amount of Equity Interests in any Subsidiary in order to qualify members of the board of directors or equivalent governing body of such Subsidiary;

(xiv) Dispositions constituting a taking by condemnation or eminent domain or transfer in lieu thereof, or a Disposition consisting of or subsequent to a total loss or constructive total loss of property, in each case, to the extent required by Section 4.11(a) hereof, the Borrowers have applied any net cash proceeds arising therefrom pursuant to Section 4.11(a) hereof;

(xv) sales of non-core assets (“non-core assets” to be determined by a Borrowers in their exercise of its reasonable good faith business judgment) acquired with a Permitted Acquisition or other Investment permitted hereunder and sales of real property acquired in connection with a Permitted Acquisition or portions of real property acquired in connection with the acquisition or construction of a new location which are not necessary for the operation of such location, in each case, and designated in writing to the Agent within ninety (90) days of the acquisition thereof as being held for sale and not for the continued operation of the Borrowers or any of their Subsidiaries or any of their respective businesses;

(xvi) unwinding of Interest Rate Hedges, Foreign Currency Hedges, or Cash Management Products and Services in the Ordinary Course of Business;

(xvii) any grant of an option to purchase, lease or acquire property in the Ordinary Course of Business, so long as such Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.1(b);

(xviii) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claims in the Ordinary Course of Business;

(xix) the granting, creation or existence of a Permitted Encumbrance, and any dispositions of assets pursuant to an exercise of remedies, including by way of foreclosure, against the underlying assets subject to such Permitted Encumbrances;

(xx) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venturers or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(xxi) (A) the sale or issuance of any Subsidiary’s Equity Interests to any Borrower or any Subsidiary that is the direct parent of such Subsidiary and (B) the issuance of Equity Interests of GPM so long as no Change of Ownership occurs;

(xxii) sale-leaseback transactions permitted under Section 7.27 hereof;

(xxiii) termination of leases or subleases in the Ordinary Course of Business;

(xxiv) other Dispositions by any Borrower in an amount not to exceed $10,000,000 during each fiscal year;

(xxv) contributions of assets acquired in Permitted Acquisitions to the MLP (or the OpCo) in exchange for additional Equity Interests of the MLP; provided, that the aggregate fair market value of such assets for all such contributions under this clause (xxv) shall not exceed $100,000,000; and

(xxvi) exchange transactions under Section 1031 of the Code;

provided, that, notwithstanding the foregoing, in no event shall any Borrower, or shall any Borrower permit any of its Subsidiaries to, directly or indirectly, file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity) unless such transaction is otherwise permitted hereunder or the divided entity becomes a Borrower substantially concurrently with such division.

7.2. Creation of Liens. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Equity Interests), whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Encumbrances”):

(a) Liens securing payment of the Obligations;

(b) Liens identified in Schedule 7.2 hereof, including replacements, extensions, modifications or renewals of such Liens on the property subject to such Liens on the Closing Date; provided, that such replaced, extended or modified Lien does not extend to any additional property other than (i) after acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof;

(c) Liens securing Indebtedness of the type permitted under Section 7.8(d) hereof; provided, that (i) such Lien is granted within ninety (90) days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause; provided, however, that the M&T Equipment Debt may also be secured by Liens on any or all of the M&T Priority Collateral so long as such Liens are subject to the Master Mortgagee Agreement;

(d) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen, repairmen, contractors, subcontractors, suppliers and landlords, Liens in respect of taxes, and other similar Liens, in each case, incurred in the Ordinary Course of Business for amounts (i) not yet overdue or who have been bonded or filed or signed lien waivers for all payments due, (ii) which remain payable without penalty for a period not greater than one hundred eighty (180) days or (iii) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(e) Liens incurred or pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the Ordinary Course of Business or to secure obligations on surety, stay, customs, appeal or performance bonds;

(f) judgment Liens, judicial attachments or similar Liens which do not otherwise result in an Event of Default under Section 10.6 hereof that (i) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books to the extent that such Liens are being diligently protested by appropriate means or (ii) have not been discharged within thirty (30) days after the filing thereof;

(g) easements, encroachments, protrusions, covenants, equitable servitudes, rights-of-way, land use, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material manner with the value or use of the property to which such Lien is attached and in the case of any real property, encumbrances disclosed in the title insurance policy issued to the Agent;

(h) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent, or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(i) Liens arising in the Ordinary Course of Business and consistent with past practice by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary and Liens deemed to exist in connection with investments in repurchase agreements constituting Cash Equivalents;

(j) any interest or title of a lessor, licensor or sublessor under any lease (including any ground lease), license or sublease entered into by any such Borrower or Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(k) licenses, sublicenses, leases or subleases with respect to any asset granted to any Persons in the Ordinary Course of Business; provided, that the same do not materially and adversely affect the business of the Borrowers or their Subsidiaries or materially detract from the value of the assets of the Borrowers or their Subsidiaries, taken as a whole, or secure any Indebtedness for borrowed money;

(l) deposits (including letters of credit) to secure the performance of bids, government contracts, trade contracts and leases (other than Indebtedness), statutory obligations, utilities, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(m) Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(n) [reserved];

(o) customary Liens granted on the Equity Interests of any Subsidiary that is not a Borrower to the stockholders of such Subsidiary pursuant to the organizational documents of such Subsidiary;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(q) Liens in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business and consistent with past practice and in any case not securing Indebtedness;

(r) Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of a purchase that would reasonably be expected to result in a Permitted Acquisition or Investment permitted hereunder;

(s) Liens arising by virtue of deposits made in the Ordinary Course of Business or on insurance policies and the proceeds thereof to secure liability for premiums to insurance carriers, including liens on unearned insurance premiums securing the financing thereof;

(t) Liens consisting of contractual obligations of any Borrower to consummate a Disposition that is permitted under Section 7.1(b) hereof to the extent such Liens do not secure monetary obligations of the Borrowers to applicable purchaser and escrow arrangements with respect to such Dispositions, and Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods in the Ordinary Course of Business and consistent with past practice to the extent such Liens attach solely to the goods subject to such consignment, conditional sale, title retention or similar arrangement;

(u) restrictions in joint venture agreements on the applicable joint venture granting Liens on its assets or the equity interests of such joint venture;

(v) Liens on property or assets of a Person (other than any Equity Interests of any Person) existing at the time such assets of such Person are acquired or such Person is merged into or consolidated with the Borrowers or any of their Subsidiaries or becomes a Subsidiary of the any Borrower; provided, that such Lien is not in the nature of a “blanket” or “all assets” Lien and was not created in contemplation of such acquisition, merger, consolidation or investment, and does not extend to any assets other than those acquired, merged or consolidated by the Borrowers; provided further that any Indebtedness or other obligations secured by such Liens shall otherwise be permitted under Section 7.8(p) hereof;

(w) Liens on (i) cash collateral accounts securing liabilities in respect of credit card facilities or merchant accounts, commodities accounts or brokerage accounts in the Ordinary Course of Business and consistent with past practice and (ii) securities that are the subject of permitted repurchase agreements constituting Cash Equivalents;

(x) Liens on escrow accounts in connection with Permitted Acquisitions or Dispositions otherwise permitted hereunder to the extent such escrow arrangement is also permitted hereunder;

(y) Liens on cash in favor of credit card processors in the Ordinary Course of Business and consistent with past practice;

(z) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business and consistent with past practice or that arise in connection with cash or other deposits permitted under this Section 7.2 and Section 7.4 hereof and limited to such cash or deposit;

(aa) other Liens securing liabilities or Indebtedness permitted under this Agreement in an aggregate principal amount not to exceed $25,000,000, at any time outstanding; provided that such liens shall not be secured by cash and Cash Equivalents, shall not be secured by property other than Collateral and shall rank junior to the Liens securing the Obligations, pursuant to an intercreditor agreement acceptable to the Agent;

(bb) Liens on cash collateral used to secure any judgment appeal in an amount and pursuant to procedures, in each case customary for such judgment appeal Liens;

(cc) Liens consisting of customary assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease; and

(dd) Liens securing Indebtedness incurred under Sections 7.8(q), 7.8(s), 7.8(u) (to the extent constituting M&T Priority Collateral (for the avoidance of doubt, including Liens in favor of M&T Bank permitted under Section 7.2(c)) and subject to the Master Mortgagee Agreement), 7.8(x) (to the extent constituting applicable Other Real Estate Priority Collateral), Section 7.8(y) (to the extent constituting applicable Other Real Estate Priority Collateral) or Section 7.8(w).

7.3. Reserved.

7.4. Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) (i) Investments in Subsidiaries existing on the Closing Date and (ii) other Investments identified in Schedule 7.4;

(b) Investments in cash and Cash Equivalents;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;

(d) Investments (w) by any Borrower in any of its Subsidiaries that are Borrowers, (x) by any Subsidiary that is not a Borrower in any other Subsidiaries that are not Borrowers, (y) by any Borrower in any of its Subsidiaries that is not a Borrower in an aggregate amount at any time outstanding, together with the outstanding aggregate principal amount of Indebtedness incurred under Section 7.8(e)(iii) hereof, not to exceed $5,000,000 at any time outstanding or (z) by any Subsidiary that is not a Borrower in any of its Subsidiaries that are Borrowers (so long as, with respect to this clause (z), such Investment does not cause Agent to have a Lien on less of a percentage of the issued and outstanding Equity Interests of such Borrower than what Agent had before such Investment was made);

(e) Investments constituting (i) Receivables arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case, in the Ordinary Course of Business;

(f) Investments consisting of any non-cash consideration or deferred portion of the sales price received by any Borrower, in each case, in connection with any Disposition permitted under Section 7.1(b) hereof;

(g) intercompany loans permitted pursuant to Section 7.8(e) hereof;

(h) Interest Rate Hedges and Foreign Currency Hedges permitted under Section 7.26 hereof;

(i) the maintenance of deposit accounts in the Ordinary Course of Business so long as the applicable provisions of Sections 4.15(h) and 7.23 hereof have been complied with in respect of such deposit accounts;

(j) (i) loans and advances to officers, directors and employees of any Borrower for reasonable and customary business purposes or made in the Ordinary Course of Business, including for travel expenses, entertainment expenses, moving expenses and similar expenses, in an aggregate principal amount not to exceed $1,000,000 outstanding at any time;

(k) Permitted Acquisitions (including any earnest money deposits required in connection therewith);

(l) Investments utilizing the Available Amounts Basket; provided that (i) no Event of Default pursuant to Section 10.1 or 10.7 shall have occurred and be continuing or would result therefrom, and (ii) solely for purposes of utilizing availability under clause (a)(i) of the Available Amounts Basket, after giving effect to any such Investment on a Pro Forma Basis, the Total Leverage Ratio shall not exceed the Closing Date Leverage Ratio;

(m) Guarantee Obligations permitted under Section 7.8 hereof;

(n) loans and advances by a Borrower or a Subsidiary to GPM;

(o) prepaid expenses or lease, utility, deposits with respect to operating leases and other similar deposits, in each case, made in the Ordinary Course of Business;

(p) promissory notes or other obligations of officers or other employees or consultants of such Borrower or Subsidiary acquired in the Ordinary Course of Business in connection with such officer’s or employee’s or consultant’s acquisition of Equity Interests in GPM (or a direct or indirect parent entity thereof) (to the extent such acquisition is permitted under this Agreement), so long as no cash is advanced by the Borrowers or Subsidiaries in connection with such Investment;

(q) pledges and deposits permitted under Section 7.2 hereof and endorsements for collection or deposit in the Ordinary Course of Business to the extent permitted under Section 7.8 hereof;

(r) [reserved];

(s) mergers, consolidations and other transactions of any Borrower or any Subsidiary of any Borrower permitted under Section 7.1(a)(i), (ii), (iii), (iv), (v), (vi) or (vii) hereof (it being understood that any consideration transferred from a Borrower in connection with any such transactions must be separately permitted under this Section 7.4);

(t) [reserved];

(u) Investments of any Person that becomes a Subsidiary after the Closing Date at the time such Person becomes a Subsidiary; provided, that (i) such Investments are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Investment exists at the time such Person is acquired, (iii) such Investments are not directly or indirectly recourse to any Borrower or their assets, other than the person that becomes a Subsidiary and (iv) such Investments do not require any further transfers of cash or assets by such Person;

(v) additional Investments by the Borrowers and their Subsidiaries so long as the aggregate amount of such Investments (net of any returns on such Investment) does not exceed at any time outstanding $10,000,000, plus unused amounts reallocated from Section 7.7(j) hereof, so long as prior to and after giving effect to any such Investment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount;

(w) (i) the organization or establishment or (ii) the initial capitalization for the purposes of a Permitted Acquisition or other permitted Investment hereunder, of one or more Subsidiaries;

(x) to the extent constituting Investments, advances in respect of transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) that are (x) in the Ordinary Course of Business and consistent with Borrowers’ historical practices and (y) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost sharing payment;

(y) repurchase, retirement or repayment of any Indebtedness to the extent not otherwise prohibited by this Agreement;

(z) Investments acquired in connection with the settlement of delinquent accounts, disputes in the Ordinary Course of Business or in connection with the bankruptcy, insolvency proceedings or reorganization of, or settlement of disputes with, as the case may be, suppliers, trade creditors, account debtors or customers, or upon the foreclosure, deed in lieu of foreclosure, or enforcement of any Lien in favor of a Borrower or its Subsidiaries (including any Equity Interests or other securities held by the Borrowers or their Subsidiaries which are acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Borrower or its Subsidiaries or as security for such Indebtedness or claims, in each case, in the Ordinary Course of Business);

(aa) ~~Investing up to $100,000,000 of the Delayed Draw Term A Facility (as defined in the Ares Term Loan Agreement) to contribute to the MLP in exchange for increased equity in the MLP and a reduction of the MLP Debt incurred to fund the Empire Acquisition by the amount of such contribution; and~~loans and advances by a Borrower to a Guarantor or to ARKO Corp. for the sole purpose of simultaneously servicing regularly scheduled payments of principal and interest in respect of the 2021 Note Obligations so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) prior to and after giving effect to any such loans or advances, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount; and

(bb) Investments in the MLP consisting of (i) the purchase of MLP unit interests from Invesco Oppenheimer SteelPath, Fuel USA, LLC and/or Riser Fuels, LLC for an aggregate cash purchase price not to exceed $100,000,000 and (ii) up to $200,000,000 that is funded (directly or indirectly) with the proceeds of the 2021 Notes for the sole purpose of simultaneously repaying the Capital One Debt (as defined in the PNC-MLP Credit Agreement), provided, that for purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment, if any, up to the original amount of such Investment.

7.5. [Reserved].

7.6. [Reserved].

7.7. Restricted Payments, etc. Each Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a) Restricted Payments (i) for customary director indemnification payments to the directors (or equivalent persons) of such Person, (ii) for reasonable and customary fees to outside directors (or equivalent persons) of such Person and for customary director (or equivalent persons) and officers insurance premiums owed by such Person, (iii) for financial, other reporting and similar customary administrative or overhead costs and expenses of such Person, (iv) for obligations incurred in the Ordinary Course of Business to the extent relating to activities permitted under this Agreement and (v) for Tax Distributions;

(b) payments by any Subsidiary of any Borrower to its direct parent (other than GPM) so long as such parent is (i) a direct or indirect wholly-owned Subsidiary of any Borrower, (ii) GPM or (iii) a direct parent (other than GPM or a direct or indirect parent of GPM) of a non-wholly-owned Subsidiary, in which case such payment shall be made pro rata to such parent based on its relative ownership interests in the class of equity receiving such Restricted Payment;

(c) Restricted Payments by any Borrower or any of its Subsidiaries to pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests);

(d) Restricted Payments to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrowers or their Subsidiaries held by any current or former employee, director, consultant or officer (or their transferees, spouses, ex-spouses, estates or beneficiaries under their estates) of any Borrower or Subsidiary of any Borrower pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement, including upon the death, disability, retirement, severance or termination of employment or service of such Persons to the extent (i) not exceeding $1,000,000 in the aggregate during any fiscal year

(plus (x) any amounts funded with issuances of Equity Interests of the Borrowers (or any direct or indirect parent entity thereof) or proceeds in respect thereof used to repurchase such Equity Interests and (y) amounts solely in the form of forgiveness of Indebtedness of such Persons owing to the Borrowers on account of redemptions or repurchases of the Equity Interests of the Borrowers held by such Persons) and (ii) both before and after giving effect to any such payment, no Specified Event of Default or Financial Covenant or Financial Reporting Event of Default exists or would immediately thereafter occur as a result thereof; provided that to the extent any amounts remain unused under subclause (i) of this clause (d) in a given fiscal year of the Borrowers may be carried forward and made in the immediately succeeding fiscal year of the Borrowers without regard to any caps set forth herein;

(e) (i) Restricted Payments in connection with the Profits Interest Agreement and (ii) Restricted Payments in an aggregate amount of up to $1,000,000 per fiscal year to pay advisory fees pursuant to the Arko Advisory Agreement plus any amounts accrued and not paid for periods prior to the Closing Date;

(f) payments of Indebtedness of the type described in Section 7.8(l) hereof to the extent made in conformity with the terms of Section 7.8(l);

(g) Restricted Payments made using ~~either, or a combination of,~~ the proceeds of the Class F Equity Issuance ~~or the Initial Term Loan Facility (as such term is defined in the Ares Term Loan Agreement)~~ in an aggregate principal amount not to exceed $20,000,000;

(h) Restricted Payments (x) in connection with the redemption of the Class F units of GPM pursuant to the GPMI Operating Agreement in an aggregate principal amount not to exceed $20,000,000 plus any amounts accreted after the Closing Date so long as prior to and after giving effect to any such redemption, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount and (y) in connection with the redemption of the Senior Preferred Member Units and/or the Class E Member Units (in each case, pursuant to and as defined in the GPMI Operating Agreement) in an aggregate principal amount not to exceed $62,000,000 plus any amounts accreted after the Closing Date; provided, that (A) the Total Leverage Ratio on a Pro Forma Basis after giving effect to all such Restricted Payments under such subclause (y), shall not exceed an amount equal to 1.50x less than the Closing Date Leverage Ratio and (B) prior to and after giving effect to any such redemption, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount;

(i) to the extent constituting Restricted Payments, payments of Indebtedness permitted pursuant to Section 7.17 hereof;

(j) other Restricted Payments in an aggregate principal amount not to exceed $1,000,000 in the aggregate; provided that no Event of Default shall have occurred and be continuing or would immediately result therefrom; provided further that any unused portion of this clause (j) may be reallocated to Investments in Section 7.4(v) hereof; ~~and~~

(k) Restricted Payments utilizing the Available Amounts Basket; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) solely for purposes of utilizing availability under clause (a)(i) of the Available Amounts Basket, after giving effect to any such Restricted Payment on a Pro Forma Basis, the Total Leverage Ratio shall not exceed an amount equal to 1.00x less than the Closing Date Leverage Ratio~~.~~; and

(l) Restricted Payments by GPM to its members for the sole purpose of simultaneously servicing regularly scheduled payments of principal and interest in respect of the 2021 Note Obligations so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) prior to and after giving effect to any such Restricted Payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount.

7.8. Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a) (i) Indebtedness in respect of the Obligations and (ii) Indebtedness identified in Schedule 7.8 and Permitted Refinancings of any such Indebtedness under this clause (ii);

(b) Indebtedness representing deferred compensation to directors, officers and employees of the Borrowers or any Subsidiary thereof incurred in the Ordinary Course of Business;

(c) unsecured Indebtedness (i) incurred in the Ordinary Course of Business of such Borrower and its Subsidiaries and consistent with past practice in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Borrower and (ii) in respect of performance, surety or appeal bonds provided in the Ordinary Course of Business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(d) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of such Borrower and its Subsidiaries (pursuant to purchase money mortgages, indebtedness or otherwise, whether owed to the seller or a third party) or to construct, replace or improve any fixed or capital assets of any Borrower and its Subsidiaries (provided, that (x) with respect to any acquisition, replacement or completion of construction or improvement of such property which occurs prior to June 30, 2021, such Indebtedness is incurred within three hundred (300) days of such acquisition, replacement or completion of construction or improvement of such property and (y) any other Indebtedness incurred pursuant to this clause (d) is incurred within one hundred twenty (120) days of the acquisition, replacement or completion of construction or improvement of such property) and (ii) Capitalized Lease Obligations and Permitted Refinancings of such Indebtedness under this clause (d); provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) shall not at any time exceed $50,000,000; provided further that the aggregate amount of all Indebtedness outstanding pursuant to Section 7.8(d)(i)(x) shall not at any time exceed $20,000,000;

(e) Indebtedness (i) of a Borrower owing to any other Borrower or of a Borrower to a Subsidiary that is not a Borrower, which Indebtedness, if owed by a Borrower to a Subsidiary that is not a Borrower, shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement; (ii) existing as of the Closing Date set forth on Schedule 7.1 and Permitted Refinancings thereof; (iii) of a Subsidiary that is not a Borrower owing to any Borrower; provided that the amount of Indebtedness outstanding under this clause (iii), together with the aggregate amount of Investments made under Section 7.4(d) hereof, shall not exceed $5,000,000 at any time outstanding (net of the repayment of any such Indebtedness) and (iv) of a Subsidiary that is not a Borrower owing to any other Subsidiary that is not a Borrower;

(f) Indebtedness under bids performance or surety bonds, completion guarantees, appeals bonds or with respect to workers’ compensation claims, in each case, incurred in the Ordinary Course of Business;

(g) Guarantee Obligations in respect of Indebtedness otherwise permitted hereunder (other than Indebtedness incurred by entities that are not Borrowers in an aggregate amount at any time outstanding in excess of the amount set forth in the proviso to Section 7.8(e) above unless such Indebtedness is incurred pursuant to Section 7.8(o) or Section 7.8(s) below);

(h) unsecured Indebtedness consisting of promissory notes issued by any Borrower to current or former officers, directors and employees (or their estates, spouses or former spouses) of any Borrower or any Subsidiary thereof issued to purchase or redeem Equity Interests of GPM (or any direct or indirect parent thereof) permitted under Section 7.7 hereof;

(i) Indebtedness arising as a result of the endorsement of instruments for deposit in the Ordinary Course of Business;

(j) Indebtedness incurred in the Ordinary Course of Business and consistent with past practice (A) in connection with cash pooling arrangements, cash management, deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit, zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting), payables outsourcing, payroll processing, trade finance services, investment accounts, securities accounts, and other similar arrangements consisting of netting agreements and overdraft protections and (B) in connection with the use of purchasing cards or “P-cards,” credit card (including purchase card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit card services;

(k) Indebtedness consisting of the financing of insurance premiums or take or pay obligations, in each case, in the Ordinary Course of Business;

(l) Indebtedness arising from agreements of the Borrowers or their Subsidiaries providing for indemnification, contribution, adjustment of purchase price or similar obligations (including, without limitation, earn-outs) incurred in connection with a Permitted Acquisition or permitted Investment, in each case, payable solely to the extent that, (i) no Event of Default has occurred or would result therefrom and after giving effect to any such payment, and (ii) prior to and after giving effect to such payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount; provided, however, that Borrowers may make any Fixed Earnout Payment (as defined in the Empire Acquisition Agreement) so long as (x) no Event of Default has occurred or would result therefrom and after giving effect to any such payment, and (y) prior to and after giving effect to such payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than ten percent (10%) of the Maximum Revolving Advance Amount;

(m) [reserved];

(n) Indebtedness representing any taxes, assessments or governmental charges to the extent (i) such taxes are being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with GAAP or (ii) the payment thereof shall not at any time be required to be made in accordance with Section 4.13 hereof;

(o) Indebtedness in connection with all non-contingent obligations of the Borrowers or any of their Subsidiaries under a fuel supply contract or any other agreement entered into in the Ordinary Course of Business to which any such Borrower or such Subsidiary is a party to pay, repay, reimburse or indemnify any counterparty under any such agreement for branding expenses, in each case, resulting from the termination of any such agreement;

(p) Indebtedness of any Person that becomes a Subsidiary after the Closing Date in connection with any Permitted Acquisition; provided, that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) any refinancing, extensions, renewals or replacements of such Indebtedness to the extent such principal amount of such Indebtedness is not increased (except by accreted value plus an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such amendment, restatement, replacement, renewal, extension or refinancing), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon, (iii) if such Indebtedness is secured, is only secured by the assets being acquired and not any of the other Collateral and (iv) the aggregate principal amount of any such Indebtedness assumed or incurred pursuant to this clause (p) shall not exceed $5,000,000; provided, that the aggregate principal amount of any such Indebtedness assumed by Subsidiaries that are not Borrowers, together with the aggregate amount of Dispositions made under Section 7.1(b)(vii) hereof, shall not exceed $5,000,000 at any time outstanding Section 7.1(b)(vii) hereof;

(q) ~~the Ares Term Loan~~(i) Guarantee Obligations in respect of the 2021 Note Purchase Obligations in an aggregate principal amount not to exceed $~~225,000,000;~~450,000,000, and (ii) Junior Indebtedness owing by a Borrower to ARKO Corp. or to a parent entity of GPM that is funded (directly or indirectly) with the proceeds of the 2021 Notes, (x) payable solely to the extent that (1) no Event of Default has occurred or would result therefrom and after giving effect to any such payment and (2) prior to and after giving effect to such payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount and (y) subject to a subordination agreement in form and substance reasonably acceptable to Agent;

(r) Indebtedness in respect of obligations owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or unemployment insurance and other social security laws or regulations and premiums related thereto, in each case, in the Ordinary Course of Business;

(s) Indebtedness of Broyles Hospitality which shall not exceed $12,000,000;

(t) Indebtedness constituting Investments or advances in respect of transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) that are (x) in the Ordinary Course of Business and consistent with Borrowers’ historical practices and (y) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost sharing payment;

(u) M&T Real Estate Debt in an aggregate principal amount not to exceed (x) $28,000,000 or (y) if at the time of any incurrence thereof and calculated on a Pro Forma Basis based on the latest financial statements delivered by the Borrowers to the Agent, the Total Leverage Ratio is less than 4.75:1.00, including, in each case, any Guarantee Obligations in connection therewith, $100,000,000; provided that, in the case of clause (y), no Default or Event of Default has occurred or would result therefrom;

(v) additional Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(w) any MLP Debt; provided that, at the time of any incurrence thereof and calculated on a Pro Forma Basis based on the latest financial statements delivered by the Borrowers to the Agent, the Total Leverage Ratio shall not exceed 4.75:1.00, as evidenced by a compliance certificate showing in reasonable detail the calculation of the Total Leverage Ratio;

(x) Indebtedness incurred in connection with the acquisition of any real property acquired after the Closing Date in an aggregate principal amount not to exceed $20,000,000 in the aggregate at any time outstanding (the “Real Estate Facility”); provided that this Section 7.8(x) shall not include Indebtedness to the extent such Indebtedness is incurred under Section 7.8(y); and

(y) Indebtedness incurred in connection with and evidenced by a Secured Promissory Note and mortgages, security documents, guarantees, and ancillary documents associated therewith, by and among GPM Investments, LLC, GPM Southeast, LLC, GPM2, LLC, GPM3, LLC, GPM Midwest 18, LLC, Admiral Real Estate I, LLC, Admiral Petroleum II, LLC, GPM RE, LLC and Mountain Empire Oil Company, as co-borrowers, and ARKO Holdings, Ltd. or an affiliate/subsidiary, successor and/or designee thereof, as lender, in an aggregate principal amount not to exceed $25,000,000 in the aggregate at any time outstanding and with terms (including intercreditor terms as between Agent and ARKO Holdings, Ltd. or an affiliate/subsidiary, successor and/or designee thereof) that are otherwise reasonably acceptable to Agent and any replacement or substitutions in whole or in part thereof (the “ARKO Real Estate Facility”), provided, that, notwithstanding the foregoing, the MLP shall not incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness other than pursuant to clauses (e), (v) or (w) above.

7.9. Nature of Business. Each Borrower will not, and will not permit any of its Subsidiaries to, substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate except (a) transactions with a value of less than $2,000,000, (b) on fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (c) customary fees to, and indemnifications of, non-officer directors (or equivalent persons) (other than employees of Arko or its Affiliates which are not Borrowers) of the Borrowers and their respective Subsidiaries, (d)(i) the payment of compensation and indemnification arrangements and benefit plans for officers and employees of the Borrowers and their respective Subsidiaries in the Ordinary Course of Business; provided, that, all such amounts payable to officers and employees that are also officers and employees of Arko or its Controlled Affiliates shall be reasonable and customary and not exceed the allocated costs to the Borrowers and their Subsidiaries based on the relative time such officer spends on behalf of the Borrowers and their Subsidiaries as compared to the relative time spent by such officer on behalf of Arko and its Controlled Affiliates and (ii) reasonable severance agreements or payment of severance to applicable employees, directors (or equivalent persons) and officers either approved by the Borrowers’ governing bodies or otherwise entered into or made in the Ordinary Course of Business, (e) transactions solely among Borrowers, transactions expressly permitted by Sections 7.1, 7.4 and 7.8 among Parent and its Subsidiaries and not involving any other Affiliate of Parent, and Restricted Payments permitted by Section 7.7, (f) transactions necessary to exercise the Cure Right ~~(as defined in the Ares Term Loan Agreement)~~, (g) transactions solely among Subsidiaries that are not Borrowers, ~~and~~ (h) transactions identified on Schedule 7.10, and (i) transactions expressly permitted by Sections 7.4, 7.7 and 7.8 among Borrowers and Guarantors, Borrowers and ARKO Corp., or Borrowers and the MLP, in connection with the 2021 Note Purchase Obligations:

7.11. [Reserved].

7.12. Subsidiaries.

(a) Notwithstanding anything to the contrary contained in any other provision of this Agreement, each Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary (other than a merger subsidiary formed in connection with a merger or acquisition, including a Permitted Acquisition, so long as such merger subsidiary is merged out of existence pursuant to and upon the consummation of such transaction) unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) such Subsidiary either (as determined by Agent), (A) expressly joins in this Agreement as a Borrower and becomes jointly and severally liable for the Obligations and provides such other documentation as Agent may reasonably require or (B) executes and delivers a Guaranty and Guarantor Security Agreement and provides such other documentation as Agent may reasonably require and (iii) Agent shall have received all documents, including, without limitation, legal opinions, joinders, resolutions, certificates, and appraisals it may reasonably require in connection therewith.

(b) Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes. Each Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year from December 31 or make any change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.14. Pledge of Credit. Each Borrower will not, and will not permit any of its Subsidiaries to, now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business of the type conducted on the date of this Agreement.

7.15. Modification of Certain Agreements. Each Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (a) any Articles of Incorporation or By-Laws, Certificate of Formation or Operating Agreement, in each case, other than any amendment, supplement, waiver or modification or forbearance that could not reasonably be expected to be materially adverse to the interests of the Agent and Lenders (except with the consent of the Required Lenders) or if required by law, (b) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or secured by any Liens that have been subordinated in priority to the Liens of Agent unless such amendment, supplement, waiver or other modification is permitted under the terms of the subordination or intercreditor agreement applicable thereto and (c) any document, agreement or instrument evidencing or governing any Indebtedness and/or Liens under the ARKO Real Estate Facility in a manner that is materially adverse to the interests of the Agent and/or Lenders.

7.16. Compliance with ERISA. Each Borrower will not, and will not permit any of its Subsidiaries to, (a) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) and similar Plans which replace such Plans on an annual basis, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) incur, or permit any Plan to incur, any “accumulated funding deficiency,” as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled

Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (g) fail promptly to notify Agent of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (j) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17. ~~Prepayment~~Payment of Junior Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to make any scheduled payments or voluntary prepayments of all or any portion of any Junior Indebtedness other than (a) in accordance with the applicable subordination or intercreditor agreement governing such Junior Indebtedness; (b) refinancings, replacements, substitutions, exchanges and renewals of any such Indebtedness to the extent such refinancing, replacement, exchange or renewed Indebtedness is permitted by Section 7.8 hereof and the applicable subordination or intercreditor agreement governing such Junior Indebtedness and any fees and expenses in connection therewith; (c) by making payments of intercompany Indebtedness permitted under Section 7.8 hereof, subject to the Intercompany Subordination Agreement; (d) [reserved]; (e) with respect to Indebtedness permitted in Section 7.8(l) hereof, in accordance with the terms set forth in such Section 7.8(l) hereof; (f) GPM may make payments for or exchanges of Indebtedness in the form of Equity Interests of GPM (or its direct or indirect parent company) (other than Disqualified Equity Interests); (g) other payments in an aggregate amount not to exceed $1,000,000; provided that any unused portion of this clause (g) may be reallocated to Investments in Section 7.4(u) hereof ~~and~~, (h) by utilizing the Available Amounts Basket; provided in the case of payments or prepayments made under this clause (h), that such payment or prepayment may only be made so long as (~~i~~x) no Event of Default then exists or would result therefrom, (~~ii~~y ) after giving effect to any such payment or prepayment on a Pro Forma Basis, the Total Leverage Ratio shall not exceed an amount equal to 1.00x less than the Closing Date Leverage Ratio and (~~iii~~z) prior to and after giving effect to any such Restricted Payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount~~.~~, and (i) with respect to Indebtedness permitted in Section 7.8(q)(ii) hereof, in accordance with the terms set forth in such Section 7.8(q)(ii) hereof. For the avoidance of doubt, no Borrower shall (directly or indirectly) (x) voluntarily redeem (or cause to be redeemed) all or any portion of the 2021 Note Purchase Obligations or (y) make any scheduled payment in respect of the 2021 Note Purchase Obligations unless (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) prior to and after giving effect to any such scheduled payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount.

7.18. ~~Ares Term Loan. Each Borrower will not, and will not permit any of its Subsidiaries to, at any time, directly or indirectly, voluntarily prepay or voluntarily make any repurchase, redemption or retirement of any Ares Term Loan Obligations, provided that the Borrowers may (a) to the extent not prohibited by the Intercreditor Agreement, make mandatory payments and prepayments in respect of the Ares Term Loan Obligations, and (b) make voluntary prepayments in respect of the Ares Term Loan Obligations so long as such payments are not made with the proceeds of a Revolving Advance. For avoidance of doubt, taking an action permitted under the Ares Term Loan Agreement which results in a required payment or prepayment shall not make such payment a voluntary prepayment.~~[Reserved].

7.19. M&T Loans. Each Borrower will not, and will not permit any of its Subsidiaries to, at any time, directly or indirectly, voluntarily prepay or voluntarily make any repurchase, redemption or retirement of any M&T Real Estate Debt and/or the M&T Equipment Debt, provided that the Borrowers may (a) to the extent not prohibited by the Master Mortgagee Agreement, make mandatory payments and prepayments in respect of the M&T Real Estate Debt and/or the M&T Equipment Debt, and (b) make voluntary prepayments in respect of the M&T Real Estate Debt and/or the M&T Equipment Debt so long as such payments are not made with the proceeds of a Revolving Advance. For avoidance of doubt, taking an action permitted under the M&T Real Estate Debt and/or the M&T Equipment Debt which results in a required payment or prepayment, such as by way of example only, selling a parcel of real estate, shall not make such payment a voluntary prepayment.

7.20. Anti-Terrorism Laws. Each Borrower will not, and will not permit any of its Subsidiaries to, engage in any business or activity in violation of the Anti-Terrorism Laws.

7.21. Material Amendments. Each Borrower will not, and will not permit any of its Subsidiaries, to enter into any material amendment, waiver or modification of (a) any Material Contract that is adverse to the interests of Agent and Lenders and (b) any of the ~~Ares Term Loan~~2021 Note Purchase Documents (i) ~~except to the extent not prohibited under the Intercreditor Agreement~~that is adverse to the interests of Agent and Lenders and (ii) without delivering a copy of such amendment, modification or supplement to Agent.

7.22. Credit Card Arrangements. Each Borrower will not enter into new agreements with credit card processors processing Credit Card Receivables which constitute Eligible Credit Card Receivables hereunder other than the ones expressly contemplated herein or in Section 4.15(d)(ii) hereof unless the Borrowing Agent shall have delivered to the Agent appropriate Credit Card Notifications consistent with the provisions of Section 4.15(d)(ii) hereof and otherwise reasonably satisfactory to the Agent.

7.23. Non-DACA Deposit Accounts. Each Borrower will not maintain at any time a Depository Account with any bank (other than PNC) without a deposit account control agreement unless (a)(i) the Borrowers have attempted in good faith, pursuant to evidence reasonably satisfactory to Agent, to obtain such deposit account control agreement; (ii) such bank refuses to execute a deposit account control agreement or will not execute a deposit account control agreement on terms acceptable to Agent, as demonstrated to Agent by Borrowers pursuant to evidence reasonably satisfactory to Agent and (iii) there is not an alternate bank within five (5) miles of the Borrowers’ stores which deposit into such bank (such other Depository Accounts permitted hereunder are referred to as the “Other Deposit Accounts” and, as of the Closing Date, are identified on Schedule 7.23 hereof) or (b) such Depository Account only contain (i) proceeds of Excluded Collateral or (ii) funds for payroll, flexible spending accounts, or Plans.

7.24. Broyles Hospitality Restrictions. Each Borrower will not, and will not permit any of its Subsidiaries to, permit Broyles Hospitality to engage in any business or activity other than engaging in business or activity of the type carried on as of and disclosed to Agent prior to the Closing Date.

7.25. Restrictive Agreements, etc. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than an Other Document) prohibiting:

(a) the creation or assumption of any Lien upon ~~its properties, revenues or assets~~the Collateral, whether now owned or hereafter acquired in favor of Agent;

(b) the ability of such Person to amend or otherwise modify any Other Document; or

(c) the ability of such Person to make any payments, directly or indirectly, to the Borrowers, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments~~.~~, other than as set forth in the 2021 Note Purchase Documents to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance.

The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Borrowers from complying with or performing the terms of this Agreement and the Other Documents) which are contained in any agreement, (i) (A) governing any secured Indebtedness permitted by Section 7.8 hereof if such restrictions or conditions apply only to the property securing such Indebtedness or (B) governing any Indebtedness permitted by Section 7.8(a) and (v) hereof to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and in any event so long as such agreement is not more restrictive, taken as a whole, than the Other Documents, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Borrower or any of their respective Subsidiaries entered into in the Ordinary Course of Business, (iii) for the assignment of any contract entered into by any Borrower or any of their respective Subsidiaries in the Ordinary Course of Business, (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement, (v) customary restrictions in leases, subleases, licenses and sublicenses, (vi) [reserved], (vii) with respect to Investments in joint ventures not constituting Subsidiaries, customary provisions restricting the pledge or transfer of Equity Interests issued by such joint ventures set forth in the applicable joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (viii) applicable requirements of law, (ix) any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person become a Subsidiary and which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of such Subsidiary, (x) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the Ordinary Course of Business that restrict the transfer of ownership interests in such partnership, limited liability company, or similar person, and (xi) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the Ordinary Course of Business; provided, that the foregoing shall not apply to contracts which impose limitations on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder if such limitations apply only to the assets or property of such Foreign Subsidiary.

7.26. Hedges. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any Interest Rate Hedge or Foreign Currency Hedge, except Interest Rate Hedges and Foreign Currency Hedges entered into in the Ordinary Course of Business and not for speculative purposes.

7.27. Sale and Lease-Back Transactions. No Borrower will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”) without the prior written consent of Agent; provided, that solely with respect to Sale and Lease-Back Transactions in connection with, or with funds to be utilized for, Permitted Acquisitions, such consent shall not be unreasonably withheld or delayed; and provided further that no consent shall be required for any Borrower to acquire property it is currently leasing and within 120 days thereafter sell the property to a separate unrelated third party so long as the net present value of such transaction (taking into account any net cash received by the Borrowers and the difference in rental rates) is positive.

7.28. Real Property.

(a) No Borrower or its Subsidiaries shall permit any of its material real property to be mortgaged except for the M&T Priority Collateral, the material real property identified on Schedule 7.28 and Other Real Estate Priority Collateral.

(b) Material real property shall not be owned by any Borrower or Subsidiary of a Borrower whose Equity Interests have not been pledged to the Agent as security for the Obligations other than the five parcels of real property owned by the MLP as of the Closing Date.

7.29. ARKO Real Estate Facility. Each Borrower will not, and will not permit any of its Subsidiaries to, at any time, directly or indirectly, voluntarily prepay or voluntarily make any repurchase, redemption or retirement of any obligations under the ARKO Real Estate Facility, provided that the Borrowers may (a) to the extent not prohibited by the ARKO Master Mortgagee Agreement, make mandatory payments and prepayments in respect of the any obligations under the ARKO Real Estate Facility, and (b) make voluntary prepayments in respect of the any obligations under the ARKO Real Estate Facility so long as such payments are not made with the proceeds of a Revolving Advance. For avoidance of doubt, taking an action permitted under the any the ARKO Real Estate Facility which results in a required payment or prepayment shall not make such payment a voluntary prepayment.

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to consummate the Transactions on the Closing Date and make the initial Advances requested to be made on the Closing Date, if any, is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) This Agreement, the Notes and the Other Documents. Agent shall have received this Agreement, the Notes and the Other Documents duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Reserved.

(d) Intercreditor Agreement. Agent shall have received the executed Intercreditor Agreement, in form and substance satisfactory to Agent;

(e) Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(e).

(f) Closing Certificate. Agent shall have received a closing certificate signed by an Authorized Officer of each Borrower dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(g) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Vendor Receivables, Eligible Credit Card Receivables, Eligible Inventory and Eligible Fuel Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(h) Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Managers and/or members, as applicable, of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note and any related agreements and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by an Authorized Officer of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(i) Reserved;

(j) Incumbency Certificates of Borrowers. Agent shall have received a certificate of an Authorized Officer of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Authorized Officer;

(k) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation or Formation, as applicable, of each Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as applicable, together with copies of the By-Laws and/or Operating Agreement, as applicable, of each Borrower and all agreements of each Borrower’s shareholders and/or members, as applicable, certified as accurate and complete by an Authorized Officer of each Borrower;

(l) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s jurisdiction of incorporation and/or formation, as applicable, and each jurisdiction where the conduct of each Borrower’s business activities or the ownership of its properties necessitates qualification;

(m) Legal Opinion. Agent shall have received the executed legal opinion of Maury Bricks, Esquire, in form and substance satisfactory to Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(n) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(o) Reserved;

(p) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(q) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(r) Insurance. Agent shall have received in form and substance satisfactory to Agent, a certificate evidencing Borrowers’ casualty insurance policies, together with a form of the lender loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and a certificate evidencing Borrowers’ liability insurance policies, together with a form of endorsements naming Agent as an additional insured;

(s) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(t) No Adverse Material Change. (i) since December 31, 2018, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(u) Reserved;

(v) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability (without giving effect to the $1,000,000 basket provided for in the definition of Undrawn Availability) of at least $28,000,000;

(w) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(x) ~~Ares Term Loan Documents. Agent shall have received (i) in form and substance satisfactory to Agent, the executed and effective Ares Term Loan Documents and (ii) in form and substance satisfactory to Agent, evidence that the Borrowers have received on the Closing Date gross cash proceeds of no less than $162,000,000 under the Ares Term Loan Agreement, which proceeds are intended to be used for the payoffs described below in this Section 8.1;~~[Reserved];

(y) Payoff Letters. Agent shall have received (i) a payoff letter, in form and substance satisfactory to Agent in its Permitted Discretion, from any holder of Indebtedness of any Borrower secured by a Lien on the Collateral which is not a Permitted Encumbrance, (ii) evidence of the repayment in full of the Indebtedness of Borrowers under the Existing Shareholder Term Loan Agreements and (iii) evidence that upon the filing of any applicable termination statements the filing of which has been authorized to occur upon the consummation of the Transactions, no Liens or Indebtedness which are not permitted under this Agreement shall remain in place after the Closing Date;

(z) Payoff of Existing PNC Term Loans. Agent shall have received payment in full in cash of the outstanding obligations under each Term Loan (as defined under the Existing Credit Agreement) in the amount of $35,750,095.25 on account of the Term Loan under the Existing GPM Credit Agreement and $3,791,500.18 on account of the Term Loan under the Existing WOC Credit Agreement; and

(aa) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance, if any), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects (except to the extent such representation and/or warranty is already qualified by materiality, in which case, such representation and/or warranty shall be true and correct in all respects) on and as of such date as if made on and as of such date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date and, in the case of the initial Advance, after giving effect to the consummation of the Transactions; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral with a value in excess of $500,000, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent (a) as requested by Agent, on or before the twentieth (20th) day of each month as and for the prior month (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger, (iii) Inventory reports and (iv) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (b) commencing two (2) weeks after the commencement of an Additional Reporting Period, and continuing while such Additional Reporting Period is in effect, on or before Tuesday of each week as and for the prior week, (i) at Agent’s request, (A) accounts receivable agings inclusive of reconciliations to the general ledger, (B) accounts payable schedules inclusive of reconciliations to the general ledger; (C) Inventory reports; and (ii) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (A) confirmatory assignment schedules; (B) copies of Customer’s invoices; (C) evidence of shipment or delivery; and (D) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, with a certificate signed by an Authorized Officer of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in material compliance with all federal, state and local Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any indebtedness related to the Insurance Notes and any Indebtedness with an outstanding principal balance in excess of $1,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) the execution of any new material supply agreement, together with a copy of such supply agreement; (f) any default or event of default under the ~~Ares Term Loan~~2021 Note Purchase Documents; (g) any other development in the business or affairs of any Borrower or any Guarantor (in the case of Holdings, Harvest Investor and Haymaker, as applicable, only to the extent an Authorized Officer of the Borrowers shall have or has actual knowledge of such), which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables. Notify Agent immediately if any of its Receivables (other than those owing in connection with lottery sales, fuel tax rebates or an electronic food stamps program or the Postal Agreement) arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidated and consolidating basis (which consolidating financials shall include separate presentations of (1) GPMI and all of its Subsidiaries excluding the MLP and all of its Subsidiaries, and (2) the MLP and all of its Subsidiaries) including, but not limited to, statements of income on a consolidated and consolidating basis (which consolidating financials shall include separate presentations of (1) GPMI and all of its Subsidiaries excluding the MLP and all of its Subsidiaries, and (2) the MLP and all of its Subsidiaries) and stockholders’ equity (only on a consolidated basis) and cash flow on a consolidated and consolidating basis (which consolidating cashflow shall include separate presentations of: (1) GPMI and all of its Subsidiaries excluding the MLP and all of its Subsidiaries and (2) the MLP and all of its Subsidiaries) from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). The Accountants will also prepare a statement in a separate report certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 hereof. In addition, the report shall be accompanied by a Compliance Certificate prepared by Borrowers.

9.8. Quarterly Financial Statements. Furnish Agent and Lenders within sixty (60) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis (which consolidating financials shall include separate presentations of (1) GPMI and all of its Subsidiaries excluding the MLP and all of its Subsidiaries and (2) the MLP and all of its Subsidiaries) and unaudited statements of income on a consolidated and consolidating basis (which consolidating financials shall include separate presentations of (1) GPMI and all of its Subsidiaries excluding the MLP and all of its Subsidiaries and (2) the MLP and all of its Subsidiaries) and stockholders’ equity (only on a consolidated basis) and cash flow on a consolidated and consolidating basis (which consolidating cashflow shall include separate presentations of: (1) GPMI and all of its Subsidiaries excluding the MLP and all of its Subsidiaries and (2) the MLP and all of its Subsidiaries) of Borrowers on a consolidated and consolidating basis (which shall include the MLP and each of its Subsidiaries) reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business and subject to the financials delivered for the quarter ending December 31 being preliminary in nature. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. Furnish Agent and Lenders within forty-five (45) days after the end of each month (other than (i) the month of January, which shall be delivered by no later than April 15 of each fiscal year of Borrowers and (ii) the months of March, June, September and December, which shall be delivered in accordance with Section 9.8 hereof), an unaudited balance sheet of Borrowers on a consolidated basis and unaudited statements of income on a consolidated basis and stockholders’ equity and cash flow of Borrowers on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with (a) copies of such financial statements, reports and returns as each Borrower shall send to its stockholders and/or members, as applicable and (b) copies of all notices, reports, financial statements and other materials sent pursuant to the ~~Ares Term Loan~~2021 Note Purchase Documents.

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrowers including, (a) without the necessity of any request by Agent, at least thirty (30) days prior notice of a change in any Borrower’s principal executive office, (b) upon request by Agent, a summary of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business and (c) without the necessity of any request by Agent, promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12. Projected Operating Budget. Furnish Agent and Lenders, no later than February 15 of each Borrower’s fiscal years commencing with fiscal year 2021, a month by month and annual projected operating budget and cash flow of Borrowers on a Consolidated Basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the Chief Financial Officer or Vice President of Finance of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, 9.8 and 9.9, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (a) any lapse or other termination of any material Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such material Consent, (c) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.

9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (a) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (e) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (i) any Borrower or any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16. Additional Documents. Execute and deliver to Agent as promptly as practicable, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Environmental Assessment Reports. Deliver to Agent promptly upon receipt copies of all semi-annual reports prepared by Borrowers’ environmental consultants (including, without limitation, the Environmental Consultant) regarding an environmental assessment (including, liabilities and status of remediation of existing conditions) with respect to Borrowers’ Real Property; provided, that upon Agent’s request, Borrowers shall deliver to Agent promptly upon receipt any and all material reports, audits and reviews prepared by a third party requested by Agent.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Borrower to (a) furnish financial information when due or promptly when requested in accordance with the terms of this Agreement, or (b) permit the inspection of its books or records in accordance with the terms of this Agreement;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables with an aggregate value in excess of $500,000 or against a material portion of any Borrower’s other property;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(b), (a) failure or neglect of any Borrower or any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor or such Person, and Agent or any Lender, or (b) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within twenty (20) days from the occurrence of such failure or neglect;

10.6. Judgments. Any judgment or judgments are rendered against any Borrower for an aggregate amount in excess of $1,000,000 or against all Borrowers for an aggregate amount in excess of $1,000,000 and (a) enforcement proceedings shall have been commenced by a creditor upon such judgment, (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (c) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7. Bankruptcy. Any Borrower or any Guarantor shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay. Any Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Affiliate Bankruptcy. Any Subsidiary of any Borrower or any Guarantor, shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.10. Material Adverse Effect. The occurrence of any Material Adverse Effect;

10.11. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject to (x) the Intercreditor Agreement and (y) other Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.12. Reserved.

10.13. Cross Default. A default of the obligations of any Borrower under any other agreement to which it is a party shall occur which causes a Material Adverse Effect which default is not cured within any applicable grace period;

10.14. Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor, pledgor party to any Pledge Agreement or similar agreement attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Pledge Agreement or similar agreement;

10.15. Change of Ownership. Any Change of Ownership shall occur;

10.16. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.17. Licenses. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower, and such revocation, termination or suspension could reasonably be expected to result in a Material Adverse Effect or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such revocation, termination or suspension could reasonably be expected to result in a Material Adverse Effect and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s business taken as a whole and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; or (b) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18. Seizures. Any portion of the Collateral with an aggregate value in excess of $500,000 shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents;

10.19. Operations. (a) Ten percent (10%) or more of Borrowers’ operating locations are interrupted at any time for more than five (5) consecutive days or (b) any of Borrowers’ operating locations are interrupted at any time for more than five (5) consecutive days and such interruption could reasonably be expected to cause a Material Adverse Effect, unless such Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.20. Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect;

10.21. Breach of Supply Agreements. Termination of, or breach under, any of the Supply Agreements, Supplier Notes or similar agreements that remain uncured beyond any applicable cure or grace period;

10.22. Anti-Terrorism Laws. If (a) any representation or warranty contained in (i) Section 16.18 hereof or (ii) any corresponding section of any Guaranty is or becomes false or misleading at any time, (b) any Borrower shall fail to comply with its obligations under Section 16.18 hereof, or (c) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 16.18 hereof;

10.23~~. Ares Term Loan~~2021 Note Purchase Obligations. An “event of default” shall occur under any of the ~~Ares Term Loan Documents or any party to the Intercreditor Agreement shall attempt to terminate or challenge the validity of the Intercreditor Agreement~~2021 Note Purchase Documents; provided, however, any Event of Default under this Agreement arising solely as a result of a cross-default to an event of default under the ~~Ares Term Loan~~2021 Note Purchase Documents shall be deemed cured and waived if and to the extent such corresponding event of default has been cured or waived under the ~~Ares Term Loan Document~~2021 Note Purchase Documents;

10.24. M&T Loans. An “event of default” shall occur under any of the M&T Loan Documents or any party to the M&T Mortgagee Agreement shall attempt to terminate or challenge the validity of the M&T Mortgagee Agreement; provided, however, any Event of Default under this Agreement arising solely as a result of a cross-default to an event of default under the M&T Loan Documents shall be deemed cured and waived if and to the extent such corresponding event of default has been cured or waived under the M&T Loan Documents;

10.25. Breach of MLP Supply Agreements. Termination without replacement of, or breach under, any of the MLP Supply Agreements or any replacement agreements or supplemental agreements related to fuel supply from the MLP (or OpCo) to GPM or a Subsidiary of GPM that remain uncured beyond any applicable cure or grace period; or

10.26. Enforcement of the MLP Guaranties. Enforcement of the MLP Supplier Guaranty or the PNC-MLP Guaranty in accordance with the terms of such guaranty.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (i) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (ii) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent: (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

~~(c) Without limiting any other provision hereof:~~

~~(i) At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Agent shall be free to purchase all or any part of the Investment Property. Any such sale may be on cash or credit. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Investment Property at any time without giving prior notice to any Borrower or other Person.~~

~~(ii) Each Borrower recognizes that Agent may be unable to effect or cause to be effected a public sale of the Investment Property by reason of certain prohibitions of the Securities Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property for their own account, for investment and without a view to the distribution or resale thereof. Each Borrower understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property for the period of time necessary to permit the issuer of the securities which are part of the Investment Property (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Borrower agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.~~

~~(iii) The net cash proceeds arising from the disposition of the Investment Property after deducting expenses incurred by Agent will be applied to the Obligations pursuant to Section 11.5 hereof. If any excess remains after the discharge of all of the Obligations, the same will be paid to the applicable Borrower or to any other Person that may be legally entitled thereto.~~

~~At any time after the occurrence and during the continuance of an Event of Default (A) Agent may transfer any or all of the Investment Property into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property, but no such transfer shall constitute a taking of such Investment Property in satisfaction of any or all of the Obligations, and (B) Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property.~~

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all of the Obligations consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) including Cash Management Liabilities and Hedge Liabilities (to the extent reserves for such Cash Management Liabilities and Hedge Liabilities have been established by Agent) and the payment or cash collateralization of any outstanding Letters of Credit);

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH,” “SEVENTH,” “EIGHTH” and “NINTH” above; (iii) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH” and “EIGHTH above in the manner provided in this Section 11.5; and (iv) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 22, 2022 (the “Term”), unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2. Termination. The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.12. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI. MISCELLANEOUS.

16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in Philadelphia County, the Commonwealth of Pennsylvania.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) except in connection with any increase pursuant to Section 2.25 hereof, increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to clauses (e) and (f) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders; or

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such Lender fails to respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, the Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be any of “Eligible Receivables,” “Eligible Inventory,” “Eligible Vendor Receivables,” “Eligible Credit Card Receivables” or “Eligible Fuel Inventory,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, at any time in the Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”); provided, that the Protective Advances made hereunder shall not exceed one hundred ten percent (110%) of the Formula Amount in the aggregate and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances and Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. The

Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefore upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to any Person (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more Persons and one or more Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentages as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

(g) Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity and Release.

(a) Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to this Agreement or the Other Documents, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5(a) by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5(a)

harmless from and against all liability in connection therewith. In addition, to the extent Agent makes any payment on account of any recording taxes pursuant to this Section 16.5(a), the amount of such payment by Agent may be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

(b) As consideration for the extension of credit and the making of Advances by Agent and Lenders as set forth herein, each Borrower, for themselves and for each of their successors, assigns, affiliates, predecessors, employees, agents, heirs and executors, as applicable, by signing below, hereby releases and discharges Agent and Lenders, and all directors, officers, employees, attorneys and agents of Agent and Lenders, from any and all claims, demands, actions or causes of action of every kind or nature whatsoever, whether known or unknown, arising out of or in any way relating to the Existing Loan Documents. The release in this paragraph shall survive any termination of this Agreement. If any Borrower asserts or commences any claim, counter-claim, demand, obligation, liability or cause of action in violation of the foregoing, then the Borrowers agree to pay in addition to such other damages as Agent or any Lender may sustain as a result of such violation, all attorneys’ fees and expenses incurred by Agent or any such Lender as a result of such violation.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, an electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) [reserved];

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

PNC Business Credit

130 S. Bond Street

Bel Air, Maryland 21014

Attention:      James P. Sierakowski

Telephone:    (410) 638-2016

with an additional copy to:

Blank Rome LLP

One Logan Square

130 N. 18th Street

Philadelphia, Pennsylvania 19103

Attention:      Heather Sonnenberg, Esquire

Telephone:    (215) 569-5701

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrowing Agent or any Borrower:

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention:      Arie Kotler, Chief Executive Officer

Telephone:    (804) 730-1568 x1235

with copies to (each of which shall not constitute notice):

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention:      General Counsel

Telephone:    (804) 730-1568 x1109

16.7. Survival. The obligations of Borrowers under Sections 2.2(g), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. All costs and expenses including reasonable attorneys’ fees and (including the allocated costs of in house counsel) disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, or (b) in connection with the entering into, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any of the Other Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement or any of the Other Documents and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

Any signature delivered by a party by electronic transmission shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate; provided, that, Agent obtains GPM’s approval of the contents of such announcement.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and Borrower shall provide to such Lender, Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18. Anti-Terrorism Laws.

(a) Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary contained in this Agreement, any Other Document, or any other agreement, arrangement or understanding among Agent, Lenders and the Borrowers, Agent, each Lender and each Borrower acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution.

[Signatures to Appear on Following Pages]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:	GPM INVESTMENTS, LLC
GPM1, LLC
GPM2, LLC
GPM3, LLC
GPM4, LLC
GPM5, LLC
GPM6, LLC
GPM8, LLC
GPM9, LLC
GPM SOUTHEAST, LLC
E CIG LICENSING, LLC
GPM MIDWEST, LLC
GPM MIDWEST 18, LLC
GPM APPLE, LLC
FLORIDA CONVENIENCE STORES, LLC
GPM WOC HOLDCO, LLC
WOC SOUTHEAST HOLDING CORP.
VILLAGE PANTRIES MERGER SUB, LLC
VILLAGE PANTRY SPECIALTY HOLDING, LLC
MARSH VILLAGE PANTRIES, LLC
VILLAGE PANTRY, LLC
MUNDY REALTY, LLC
VIVA PANTRY & PETRO OPERATIONS, LLC
VILLAGE VARIETY STORE OPERATIONS, LLC
NEXT DOOR GROUP, LLC
PANTRY PROPERTY, LLC
NEXT DOOR RE PROPERTY, LLC
NEXT DOOR OPERATIONS, LLC
COLONIAL PANTRY HOLDINGS, LLC
ADMIRAL PETROLEUM COMPANY
ADMIRAL PETROLEUM II, LLC
ADMIRAL REAL ESTATE I, LLC
MOUNTAIN EMPIRE OIL COMPANY
GPM EMPIRE, LLC
GPM RE, LLC
GPM GAS MART REALTY CO, LLC

By:
Name: Arie Kotler
Title: Chief Executive Officer

By:
Name: Don Bassell
Title: Chief Financial Officer

Signature Page to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:
Name:	James P. Sierakowski
Title:	Senior Vice President

Signature Page to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement

STATE OF [                    ] )

                                            ) ss.

COUNTY OF [            ]    )

On this             day of                 , 2020, before me personally came ARIE KOTLER, to me known, who, being by me duly sworn, did depose and say that he is the chief executive officer of the Borrowers, the companies described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors, board of managers and/or member(s) of said company.

Notary Public

Notary Page to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement

STATE OF [                ]   )

                                          ) ss.

COUNTY OF [            ]   )

On this             day of                 , 2020, before me personally came DON BASSELL, to me known, who, being by me duly sworn, did depose and say that he is the chief financial officer of the Borrowers, the companies described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors, board of managers and/or member(s) of said company.

Notary Public

Notary Page to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement

Schedule A

Commitments

Lender	Revolving Commitment Amount	Revolving Commitment Percentage	Total Commitment Amount	Total Commitment Percentage
PNC Bank, National Association	$110,000,000	100%	$110,000,000	100%

Total	$110,000,000	100%	$110,000,000	100%